Exhibit 10.191

1733 OCEAN AVENUE

OFFICE LEASE

THIS LEASE is made and entered into as of the 15th day of November, 2005, by and between MAGUIRE PARTNERS - 1733 OCEAN, LLC, a California limited liability company (“Landlord”) and MAGUIRE PROPERTIES, L.P., a Maryland limited partnership (“Tenant”).

1. Lease of Premises.

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain premises (the “Premises”) located on the fourth floor of an office building (the “Building”) located at 1733 Ocean Avenue, Santa Monica, California, as shown on the drawings attached hereto as Exhibit “A,” The Premises contain 17,207 square feet of Rentable Area (as defined in Exhibit “B” attached hereto) and 441 square feet of Balcony Area (as defined in Exhibit “B” attached hereto), for a total area of 17,648 square feet (“Total Area”). The Building, a subterranean parking garage located beneath the Building (the “Parking Garage”), the land on which the foregoing improvements are located (the “Land”), and all other improvements, parks and plazas now or hereafter constructed on the Land, except improvements which tenants may remove therefrom pursuant to the terms of their respective leases, are collectively referred to herein as the “Project.” Landlord is the ground lessee of the Land pursuant to a Ground Lease dated as of October 16, 1987 (the “Ground Lease”) entered into by Landlord’s predecessor-in- interest, a memorandum of which was recorded on November 16, 1987 as Document Number 87-1827182 in the Official Records of the Los Angeles County Recorder.

2. Purpose.

2.1 Use

. The Premises shall be used only for office uses in keeping with the character of a first-class, office building complex and for no other purpose. Without limiting the foregoing, permitted office uses do not include uses for a medical practice, modeling, personnel or counseling agency, training center (except for training of Tenant’s employees and customers necessarily incidental to Tenant’s business at the Premises), retail sales operation, showroom, classroom, testing center or non-incidental storage. Tenant shall have the non-exclusive right to use the common areas and public areas in the Project.

2.2 Limitation on Uses

. Tenant shall not use or occupy the Premises, or permit the use or occupancy of the Premises, in any manner or for any purpose which: (a) would violate any Applicable Laws including, without limitation, those with respect to hazardous or toxic materials, or the provisions of any applicable governmental permit or document related to the Project (including without limitation, the First Amendment and Restatement of Development Agreement by and between Maguire Thomas Partners Development, a California limited partnership and the City of Santa Monica recorded February 22, 1996 as Document Number 96-293171 in the Official Records of the Los Angeles County Recorder, as amended); (b) would adversely affect or render more expensive any fire or other insurance maintained by Landlord for the Building or any of its contents; or (c) would impair or interfere with any of the services and systems of the Building, including without limitation, the Building’s electrical, mechanical, vertical transportation, sprinkler, fire and life safety, structural, plumbing, security, heating, ventilation and air conditioning systems (collectively, the “Building Systems”) or the janitorial, security and building maintenance services (collectively, the “Service Facilities”).

3. Term.

3.1 Commencement Date

. The term of this Lease (the “Term”) shall commence on the earlier of (i) the date Tenant commences business operations from the Premises and (ii) the first business day of the week following the date that the Occupancy Date has occurred or would have occurred had Tenant Delays, as defined in Exhibit “D”, not occurred

(the “Commencement Date”) and shall end ten (10) years after the Commencement Date, unless sooner terminated pursuant hereto. Promptly following the Commencement Date, Landlord and Tenant shall confirm the Commencement Date and the expiration date by executing and delivering a Memorandum of Commencement Date in the form attached hereto as Exhibit “C.” In no event shall the Commencement Date occur later than the date on which the Tenant commences business operations from the Premises.

3.2 Occupancy Date

. Landlord shall prepare the Premises for occupancy by Tenant in accordance with the provisions of Landlord’s Improvement Letter, attached hereto as Exhibit “D.” The “Occupancy Date” for the Premises shall occur on the first business day following Tenant’s receipt of a correct notice that each of the following conditions have been satisfied: (a) the Building Systems are operational to the extent necessary to service the Premises; (b) Landlord has provided reasonable access to the Premises by Tenant, its agents, employees, licensees and invitees so that the Premises may be used without substantial interference; (c) Landlord has made available to Tenant the number of parking passes as set forth in Article 26; (d) Landlord has obtained a signed-off building permit card (or equivalent evidence from the City of Santa Monica that the Premises may legally be occupied) for the Premises (except to the extent such failure to obtain a such signed off building permit card or other evidence is due to any act or omission of Tenant or Tenant’s architect or space planner); and (e) Landlord has substantially completed the work required to be performed by Landlord in accordance with Exhibit “D” hereto other than details of construction, decoration and minor mechanical adjustments which do not materially interfere with Tenant’s use of the Premises (i.e. punch list items) and any items to be installed by Tenant. Notwithstanding anything to the contrary set forth above, to the extent the Occupancy Date is delayed as a result of any Tenant Delay (as defined in Article 7 of Exhibit “D” attached hereto), the Occupancy Date shall be determined without regard to such delay and the Occupancy Date shall be deemed to occur on the date the foregoing conditions would have been satisfied “but for” the Tenant Delay. If the Occupancy Date does not occur by January 1, 2007, Tenant may terminate this Lease on ten (10) days notice to Landlord.

3.3 Acceptance of Premises

. Except for latent defects as otherwise provided in this Lease and subject to Section 1.1 of Exhibit “D” hereto, Tenant hereby accepts the Premises in its “AS-IS” condition, and Landlord shall have no obligation to repair, restore, improve, remodel or refurbish the Premises other than as may be set forth in Exhibit “D”, provided that the Base Building Improvements (as defined in Exhibit “D” hereto), elevators lobbies, corridors and common areas, upon such delivery, shall be in compliance with Applicable Laws subject to applicable hardship variances and “grandfather” rights but shall otherwise be in first-class condition and operating order. By entering into possession of the Premises or any part thereof and except for such matters as Tenant shall specify to Landlord in writing within thirty (30) days thereafter, Tenant shall be conclusively deemed to have accepted the Premises and to have agreed that Landlord has performed all of its obligations hereunder with respect to the Premises and that such Premises is in satisfactory condition and in full compliance with the requirements of this Lease as of the date of such possession, except for latent defects and compliance with Applicable Laws as otherwise specifically required of Landlord under this Lease. With respect to latent defects, Landlord shall have no responsibility to correct or liability with respect to any latent defects in any portion of the Tenant Improvements installed by a contractor of Tenant but shall be responsible for repair of or liable for latent defects, if any, in the core and shell of the Building and in the Tenant Improvements installed by Landlord or Landlord’s contractors, subject to all applicable statutes of limitation. Except as otherwise expressly provided in this Lease and except for use of the Premises for office purposes as permitted by the Certificate of Occupancy for the Building, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building or any other portion of the Project, including without limitation, any representation or warranty with respect to the suitability or fitness of the Premises, the Building or any other portion of the Project for the conduct of Tenant’s business.

3.4 Renewal Term

.

(a) Provided an Event of Default is not in existence as of the date of exercise and the date of commencement of the Renewal Term (“Renewal Term Commencement Date”), Tenant shall have one (1) option to renew this Lease (“Renewal Option”), for a period of five (5) years (“Renewal Term”) for the entire Premises. The Renewal Option shall be exercisable by Tenant giving written notice (“Renewal Notice”) to Landlord of its exercise of the Renewal Option at least twelve (12) months prior to the expiration of the initial Term.

(b) The Basic Rent payable hereunder for the Premises during the Renewal Term shall be adjusted to the then-prevailing Fair Market Rental Rate (as defined below) as of the Renewal Term Commencement Date. In order to determine the Fair Market Rental Rate for the Renewal Term, Landlord and Tenant, thirty (30) days after the date on which the Renewal Notice is given by Tenant (but not earlier than one year prior to the expiration of the initial Term), shall each simultaneously submit to the other in writing its good faith estimate of the Fair Market Rental Rate. If the higher of said estimates is not more than one hundred and five percent (105%) of the lower of such estimates, the Fair Market Rental Rate in question shall be deemed to be the average of the submitted rates. If otherwise, then the rate shall be set by arbitration as provided in Section 30.20 below.

(c) Tenant shall pay Additional Rent during the Renewal Term in accordance with the provisions of Article 5.

(d) The Renewal Option set forth in this Section 3.4 is personal to Tenant and may not be assigned, transferred or conveyed to any party, except in connection with an assignment of the Lease in its entirety to an Affiliate or Successor of Tenant (as defined in Section 14.1) or to a Transferee that is approved under Article 14.

(e) The phrase “Fair Market Rental Rate” shall mean the fair market value annual rental rate per square foot of Rentable Area that a tenant has agreed to pay (i) to Landlord or (ii) to a willing, comparable landlord of a Comparable Building, in each case in then-current transactions executed in the preceding twelve months between non-affiliated parties from non-equity, non- renewal (unless pursuant to a comparable definition of Fair Market Rental Rate) and/or non-expansion (unless pursuant to a comparable definition of Fair Market Rental Rate) tenants, as applicable, for comparable space and for a comparable period of time (“Comparable Transactions”). “Comparable Buildings” means the Building and the buildings currently located at 1299 Ocean Avenue, 100 Wilshire Boulevard, 401 Wilshire Boulevard, 1333 2nd Street, and 120 Broadway, each in Santa Monica, California. In any determination of Comparable Transactions, appropriate consideration should be given to annual rental rates per square foot of Rentable Area, the type of escalation clauses (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), taking into account all rental and other concessions granted in such Comparable Transactions (as well as such concessions to which Tenant is entitled in this Lease), length of the lease term, size and location of the building in which the premises are being leased and the location of the premises therein (taking into account any views and the comparison thereto of the Premises), the base, shell and core delivery conditions, building standard work letter and/or tenant improvement allowances, if any, the level of existing base, shell and core and tenant improvements (taking into account the value of the improvements to the typical general business office user and not this Tenant), free rent periods for construction of tenant improvements, brokerage commissions, and other generally applicable conditions of tenancy for such Comparable Transactions. The intent is that Tenant will obtain the same rent and other economic benefits and concessions that Landlord (and other landlords of first-class office projects, as applicable) have otherwise given in current Comparable Transactions and that Landlord will make, and receive the same economic payments and concessions that Landlord (and other landlords of first-class office projects, as applicable) have otherwise made, and received in current Comparable Transactions, and Landlord can adjust the face rental rate to reflect any concessions actually given by Landlord as compared to Comparable Transactions. If, for example, after applying the criteria set forth above, a Comparable Transaction provides a new tenant with comparable space at Thirty-Two Dollars ($32) per square foot of Rentable Area, with a Ten Dollar ($10) base amount expense stop, two (2) months’ free rent, two (2) months’ construction time, Thirty Dollars ($30) per usable square foot as a tenant improvement allowance, and certain other generally applicable economic terms, the Fair Market Rental Rate for Tenant shall not be Thirty-Two Dollars ($32) per square foot of Rentable Area only, but shall be the equivalent of Thirty-Two Dollars ($32) per square foot of Rentable Area, a Ten Dollar ($10) base amount expense stop, four (4) months’ free rent, Thirty Dollars ($30) per usable square foot tenant improvement allowance or payment in lieu of such allowance, and such other generally applicable economic terms. As a further example, the rental rate may be adjusted to Thirty-Three Dollars ($33) to reflect a larger tenant improvement allowance or longer free rent period granted by Landlord as compared to Comparable Transactions.

4. Basic Rent.

The basic annual rent payable to Landlord (“Basic Rent”) shall be as set forth in this Article 4.

4.1 Initial Basic Rent

. For the period beginning on the Commencement Date and continuing until Basic Rent is adjusted pursuant to Section 4.2, Tenant shall pay Landlord Basic Rent in the amount of Nine Hundred Twenty-Nine Thousand One Hundred Seventy-Eight Dollars ($929,178.00) annually, which is equal to the total Rentable Area (as defined in Exhibit “B”) of the Premises multiplied by the annual rent of Fifty-Four Dollars ($54.00) per square foot of Rentable Area. Such initial Basic Rent shall be payable in equal monthly installments of Seventy-Seven Thousand Four Hundred Thirty-One and 50/100 Dollars ($77,431.50), each installment being payable in advance on the first day of each calendar month beginning on the Commencement Date and continuing until Basic Rent is adjusted pursuant to Section 4.2.

4.2 Adjustment of Basic Rent.

(a) On the first anniversary of the Commencement Date, the Basic Rent shall be increased to Nine Hundred Fifty-Seven Thousand Fifty-Three and 34/100 Dollars ($957,053.34) annually, payable in advance in equal monthly installments of Seventy-Nine Thousand Seven Hundred Fifty Four and 45/100 Dollars ($79,754.45), until further adjustment pursuant to Subsection 4.2(b) below. Said adjustment of the initial Basic Rent shall not limit any subsequent rent adjustment pursuant to Article 5 hereof.

(b) On the second anniversary of the Commencement Date, the Basic Rent shall be increased to Nine Hundred Eighty-Five Thousand Seven Hundred Sixty-Four and 94/100 Dollars ($985,764.94) annually, payable in advance in equal monthly installments of Eighty Two Thousand One Hundred Forty-Seven and 08/100 Dollars ($82,147.08), until further adjustment pursuant to Subsection 4.2(c) below. Said adjustment of the Basic Rent shall not limit any subsequent rent adjustment pursuant to Article 5 hereof.

(c) On the third anniversary of the Commencement Date, the Basic Rent shall be increased to One Million Fifteen Thousand Three Hundred Thirty-Seven and 80/100 ($1,015,337.80) annually, payable in advance in equal monthly installments of Eighty-Four Thousand Six Hundred Eleven and 49/100 Dollars ($84,611.49), until further adjustment pursuant to Subsection 4.2(d) below. Said adjustment of the Basic Rent shall not limit any subsequent rent adjustment pursuant to Article 5 hereof.

(d) On the fourth anniversary of the Commencement Date, the Basic Rent shall be increased to One Million Forty-Five Thousand Seven Hundred Ninety-Seven and 90/100 Dollars ($1,045,797.90) annually, payable in advance in equal monthly installments of Eighty Seven Thousand One Hundred Forty-Nine and 82/100 Dollars ($87,149.82), until further adjustment pursuant to Subsection 4.2(e) below. Said adjustment of the Basic Rent shall not limit any subsequent rent adjustment pursuant to Article 5 hereof.

(e) On the fifth anniversary of the Commencement Date, the Basic Rent shall be increased to One Million Seventy-Seven Thousand One Hundred Seventy One and 80/100 Dollars ($1,077,171.80) annually, payable in advance in equal monthly installments of Eighty-Nine, Seven Hundred Sixty-Four and 32/100 Dollars ($89,764.32), until further adjustment pursuant to Subsection 4.2(f) below. Said adjustment of the Basic Rent shall not limit any subsequent rent adjustment pursuant to Article 5 hereof.

(f) On the sixth anniversary of the Commencement Date, the Basic Rent shall be increased to One Million One Hundred Nine Thousand Four Hundred Eighty-Six and 90/100 Dollars ($1,109,486.90) annually, payable in advance in equal monthly installments of Ninety Two Thousand Four Hundred Fifty-Seven and 24/100 Dollars ($92,457.24), until further adjustment pursuant to Subsection 4.2(g) below. Said adjustment of the Basic Rent shall not limit any subsequent rent adjustment pursuant to Article 5 hereof.

(g) On the seventh anniversary of the Commencement Date, the Basic Rent shall be increased to One Million One Hundred Forty-Two Thousand Seven Hundred Seventy-One and 40/100 Dollars

($1,142,771.40) annually, payable in advance in equal monthly installments of Ninety-Five Thousand Two Hundred Thirty and 96/100 Dollars ($95,230.96), until further adjustment pursuant to Subsection 4.2(h) below. Said adjustment of the Basic Rent shall not limit any subsequent rent adjustment pursuant to Article 5 hereof.

(h) On the eighth anniversary of the Commencement Date, the Basic Rent shall be increased to One Million One Hundred Seventy-Seven Thousand Fifty-Four and 50/100 Dollars ($1,177,054.50) annually, payable in advance in equal monthly installments of Ninety-Eight Thousand Eighty-Seven and 87/100 Dollars ($98,087.87), until further adjustment pursuant to Subsection 4.2(i) below. Said adjustment of the Basic Rent shall not limit any subsequent rent adjustment pursuant to Article 5 hereof.

(i) On the ninth anniversary of the Commencement Date, the Basic Rent shall be increased to One Million Two Hundred Twelve Thousand Three Hundred Sixty-Six and 10/100 Dollars ($1,212,366.10) annually, payable in advance in equal monthly installments of One Hundred One Thousand Thirty and 51/100 Dollars ($101,030.51), throughout the remainder of the Term. Said adjustment of the Basic Rent shall not limit any subsequent rent adjustment pursuant to Article 5 hereof.

4.3 Other Terms

. If the Term begins on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, or if Basic Rent is increased on other than the first day of a calendar month, Basic Rent for such month shall be prorated based upon the number of days in such month. Basic Rent, together with all other sums due hereunder (herein called “Additional Rent”), shall be paid to the Landlord without deduction or offset of any kind, and in advance and without demand (except as otherwise herein expressly provided) in lawful money of the United States at the office of Landlord at the Project or such other location and/or to such other person as Landlord may from time to time designate in writing. The Basic Rent and Additional Rent may sometimes be referred to herein collectively as the “rent.”

5. Rent Adjustments.

5.1 Operating Expenses.

(a) “Base Operating Expenses and Real Property Taxes” shall mean the amount of Project Expenses during the Base Year, as adjusted hereunder, expressed as an amount per square foot of Total Area of the Building. “Base Year” shall mean calendar year 2006.

(b) “Operating Expenses” means the total of all actual costs (except as set forth herein) incurred by Landlord in connection with the management, operation, maintenance, cleaning, protecting, servicing and repair of the Project. Operating Expenses shall include, without limitation, (i) the cost of providing, managing, operating, maintaining and repairing air conditioning, sprinkler, fire and life safety, electricity, steam, heating, mechanical, ventilation, lighting, escalator and elevator systems and all other utilities and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of repairs, general maintenance and cleaning, landscaping, gardening, trash removal, telephone service, janitorial service, light bulb and tube replacement (except for the non-Building-standard light bulbs and tubes replaced within the Premises and within the premises of other tenants of the Project which are paid for directly by Tenant and such other tenants of the Project), and supplies, security and parking shuttle service; (iii) the cost of fire, extended coverage, boiler, sprinkler, apparatus, public liability, property damage, rent, earthquake and other insurance; (iv) wages, salaries and other labor costs including taxes, insurance, retirement, medical and other employee benefits of on-site Building personnel at the level of building manager and below (or, if there is not an on-site building manager, a reasonable allocation of personnel costs of a designated off-site manager based on such manager’s time spent on the Building and Building matters); (v) fees, charges and other costs, including management fees, consulting fees, legal fees and accounting fees, of all independent contractors engaged by Landlord or reasonably charged by Landlord if Landlord performs management services in connection with the Project, provided that, with respect to management services charged by Landlord, Operating Expenses may include an annual fee not in excess of three percent (3%) of gross revenue of the Project; (vi) the fair market rental value of the Building manager’s offices and storage areas in the Building, provided said offices and storage areas are devoted solely to the management, operation, maintenance or repair of the Project; (vii) the cost of business licenses; (viii) fees imposed by any federal, state or local government for fire and police protection, trash removal, community services or other similar services which do not constitute Real Property Taxes; (ix) any charges which are payable by Landlord pursuant to a service agreement with the City of Santa Monica, under a special assessment district or pursuant to any other lawful means; (x) the costs of contesting the validity or applicability of any governmental enactment which would increase Operating Expenses; (xi) capital costs incurred in connection with any equipment, device or other improvement reasonably anticipated to achieve economies in the operation, maintenance or repair of the Project or portion thereof, or to comply with Applicable Laws not effective with respect to the Project on the date hereof; provided, however, the same shall be amortized (including interest at Landlord’s cost of funds on the unamortized cost) over the shorter of (A) the useful life, or (B) the cost recovery period (i.e., the anticipated period to recover the full cost of such capital item from cost savings achieved by such capital item) of the relevant capital item as reasonably determined by Landlord; and (xii) depreciation of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building or Project. For purposes of computing rent adjustments pursuant to this Article 5, Operating Expenses for the entire Project shall be equitably allocated and charged to Tenant as an amount per square foot of Rentable Area. Operating Expenses shall be adjusted to reflect one hundred percent (100%) occupancy of the Project during any period in which the Project is not one hundred percent (100%) occupied, including, if applicable, the Base Year. Said adjustment to reflect one hundred percent (100%) occupancy shall be applied only to Operating Expenses which by their nature vary based on the occupancy of the Project and not applied to Operating Expenses which by their nature are fixed independently of the level of occupancy of the Project, all as determined in accordance with generally accepted accounting and management practices consistently applied. In no event shall the components of Operating Expenses for any Lease Year related to costs for electricity, Project security or insurance be less than the components of Operating Expenses related to costs for electricity, Project security or insurance, respectively, in the Base Year. Operating Expenses shall not include the following:

(1) The cost of repairs to the Building including the Premises, to the extent the cost of the repairs is reimbursed by insurance, or which, in the case of major, non-capital repairs to the Project which are necessitated as a result of a casualty caused by an earthquake or a terrorist act and which are uninsured; provided, however, the cost of such uninsured non-capital repairs may be amortized and such annual amortized cost may be passed through as Operating Expenses to the extent such annual amortization costs do not exceed Two Dollars ($2.00) per square foot of Rentable Area per annum (such amortization shall be over the useful life of the applicable repair, determined in accordance with generally accepted accounting and management practices);

(2) Costs arising from correction of latent defects in the Tenant Improvements installed by Landlord (but not by Tenant), or in the Base Building Improvements;

(3) Marketing costs, including, without limitation, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, leasing commissions paid to agents of Landlord, other brokers or any other persons in connection with the leasing of premises in the Building;

(4) The cost (inclusive of permits, licenses and inspections) of improving or renovating space for tenants (including Tenant) or space vacated by any tenant (including Tenant) and the cost of relocating or moving any tenant (including any rental paid for or reimbursed to any tenant and any other consideration, incentive or amount paid or given to any tenant in consideration of moving into or out of the Project;

(5) The cost of utilities or services charged to individual tenants (including Tenant) and payroll, material and contract costs of other services charged to tenants (including Tenant);

(6) The cost of painting and decorating the Premises or the premises of other tenants;

(7) The depreciation of the Building and other real property structures in the Project;

(8) Interest, points and fees on debt or amortization or other principal payments on any real property mortgages or deeds of trust and ground lease payments or any other debt instrument encumbering the Building or the Project, and other costs and charges in connection therewith, such as, without limitation, legal fees and brokerage fees;

(9) Legal, accounting, auditing and other related expenses associated with the negotiation and enforcement of leases or the defense of Landlord’s title to the Land, the Building or other portions of the Project;

(10) Advertising and promotional costs incurred directly for leasing space in the Building or other portions of the Project;

(11) Landlord’s general corporate overhead and general administrative expenses not related to the operation of the Project;

(12) Subject to Paragraph 5.1(b)(v) or as specifically provided otherwise in this Lease, and including the management fees payable to Landlord or its subsidiaries or affiliates, the overhead and profit increments paid to Landlord, or to any subsidiary or affiliate of Landlord, for goods and/or services in the Building, to the extent such overhead and profit increments exceed the costs of comparable first-class, high quality goods and/or services, delivered or rendered by unaffiliated third parties of comparable reputation, stature, experience and quality to Landlord, on a competitive basis; provided that a management fee equal to three percent (3%) of the gross revenues of the Project annually, payable to Landlord or its affiliate, shall be permitted as part of Operating Expenses;

(13) Subject to Paragraph 5.1(b)(v), costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, disputes of Landlord with Building management, or outside fees paid in connection with disputes with other tenants;

(14) Any compensation paid to clerks or attendants in commercial concessions operated by Landlord and compensation paid to employees for leasing space in the Building or other portions of the Project;

(15) All items and services for which Tenant or any other tenant in the Building reimburses or is contractually bound to reimburse Landlord (other than through Operating Expenses) and all items and services supplied selectively to any tenant without reimbursement (regardless of whether such items and services would be required to be reimbursed by Tenant under this Lease), provided that, any item or service supplied selectively to Tenant shall be paid for by Tenant;

(16) The cost of payroll for clerks and attendants, bookkeeping, garage keepers insurance, parking management fees, tickets, striping and uniforms and other direct costs of operating the parking facilities;

(17) Costs of capital improvements, replacements, repairs or alterations to the Building and other portions of the Project except as otherwise included in Operating Expenses pursuant to Paragraph 5.1(b)(xi) above;

(18) Costs of repairs or modifications to the Building, Project or Premises due to Landlord’s failure, if any, to construct the Building, Project or Premises in full compliance with governmental regulations, ordinances and laws effective with respect to such construction at the time of such construction;

(19) The cost of any political or charitable donations or contributions;

(20) Interest, fines or penalties assessed as a result of Landlord’s failure to make payments in a timely manner, unless such failure is reasonable under the circumstances in accordance with the standard of operation set forth in Paragraph 7.1(g) below;

(21) Costs of complying with laws, codes, regulations or ordinances relating to Hazardous Materials including capital expenditures relating thereto and/or testing, reporting, monitoring, clean-up, management of, administration of, and defense of claims relating to Hazardous Materials which are incurred (A) as a result of the presence of Hazardous Materials in the Project as of November 1, 2003 or which were thereafter placed thereon by Landlord or Landlord’s agents or contractors in the course of construction or operation of the Project, including the selection and use of building materials which Landlord should have known were Hazardous Materials at the time of their installation or (B) as a result of the presence of Hazardous Materials in the soil or groundwater under the Project on or before the date of execution of this Lease (provided, however, unless caused by the gross negligence or willful misconduct of Landlord, its agents or employees, Operating Expenses shall include costs incurred in connection with the clean-up, remediation, monitoring, management and administration of (and defense of claims related to) the presence of Hazardous Materials used by Landlord in connection with the operation, repair and maintenance of the Project to perform Landlord’s obligations under this Lease (such as, without limitation, fuel oil for generators, cleaning solvents, and lubricants) and which are customarily found or used in first-class office buildings). Except to the extent such costs are the responsibility of Tenant under Article 16, all other costs and expenses associated with the compliance with such laws, codes, regulations or ordinances relating to all other Hazardous Materials shall be included as Operating Expenses. As used herein, the term “Hazardous Materials” means any hazardous or toxic substance which is listed or defined as a “hazardous waste,” “restricted hazardous waste,” or “hazardous substance” under any municipal, state or federal law, code or other regulation, or which would require removal, treatment or remedial action pursuant to standards established by the California Department of Health Services.

(22) Costs of purchasing, installing and replacing art work or decorative features, excluding replacements required as a result of normal wear and tear (to the extent properly capitalized under generally accepted accounting and management practices) in the Building or elsewhere in the Project;

(23) Except for making repairs or keeping permanent systems in operation while repairs are being made, rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial or similar services;

(24) Expenses incurred by Landlord for use of any portions of the Building to accommodate events including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies, and advertising beyond the normal expenses otherwise attributable to providing Building services, such as lighting and HVAC to such public portions of the Building in normal Building operations during standard Building hours of operation;

(25) Costs of flowers, gifts, balloons, etc. provided to any entity whatsoever, to include, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents;

(26) Costs of any “tenant relations” parties, events or promotion not consented to by an authorized representative of Tenant in writing;

(27) Any bad debt loss, rent loss or reserves for bad debts or rent loss;

(28) Costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building;

(29) Costs arising from Landlord’s breach of this Lease;

(30)  Management fees computed using a percentage above 3% or the percentage utilized during the Base Year;

(31) Reserves of any kind;

(32) Costs incurred in connection with the upgrading of the Building to comply with disability, life, fire and safety codes, ordinances, statutes or other laws in effect with respect to the Project prior to November 1, 2003; and

(33) Costs of validated parking for Landlord’s visitors to the Building.

Landlord agrees that Landlord will not collect or be entitled to collect Operating Expenses from all of its tenants in an amount which is in excess of one hundred percent (100%) of the Operating Expenses actually paid or incurred by Landlord in connection with the operation of the Project. All assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Expenses except in the year in which the assessment or premium installment is actually paid; provided, however, that if the prevailing practice in comparable buildings is to pay such assessments or premiums on an earlier basis, and Landlord pays on such basis, such assessments or premiums shall be included in Operating Expenses as paid by Landlord, and Landlord may, in such event, include any accrued interest (resulting from such assessments or premiums) in its computation of Operating Expenses. Each time Landlord provides Tenant with an actual and/or estimated statement of Operating Expenses, such statement shall be in a format containing at least the level of detail as such statements normally provided by Landlord as of the date hereof.

(c) “Real Property Taxes” shall mean all taxes, assessments (special or otherwise) and charges levied upon or with respect to the Project and ad valorem taxes on personal property used in connection therewith. Real Property Taxes shall include, without limitation, any tax, fee or excise on the act of entering into this Lease, on the occupancy of Tenant, the rent hereunder or in connection with the business of owning and/or renting space in the Project which are now or hereafter levied or assessed against Landlord by the United States of America, the State of California or any political subdivision, public corporation, district or other political or public entity, and shall also include any other tax, assessment, fee or excise, however described (whether general or special, ordinary or extraordinary, foreseen or unforeseen), which may be levied or assessed in lieu of, as a substitute for, or as an addition to, any other Real Property Taxes. Landlord may pay any such special assessments in installments when allowed by law, in which case Real Property Taxes shall include any interest charged thereon. Real Property Taxes shall also include any private assessments or the Building’s contribution towards a private cost-sharing agreement for the purpose of augmenting or improving the quality of service and amenities normally provided by governmental agencies. Real Property Taxes shall also include legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Property Taxes. Real Property Taxes shall not include income, franchise, transfer, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes are levied or assessed against Landlord, in whole or in part, in lieu of, as a substitute for or as an addition to, any other tax which would otherwise constitute a Real Property Tax. The amount of Real Property Taxes for the Base Year attributable to the valuation of the Project, inclusive of tenant improvements, shall be referred to herein as “Base Taxes.” If, in any Lease Year subsequent to the Base Year, the amount of Real Property Taxes decreases, then for purposes of that Lease Year and all subsequent Lease Years in which such decrease in Real Property Taxes occurs, the Base Taxes shall be decreased by an amount equal to the decrease in Real Property Taxes.

5.2 Additional Rent for Operating Expenses and Taxes

. If, for any Lease Year (as defined in Section 5.4), the Operating Expenses and Real Property Taxes for the Project, expressed as an amount per square foot of Total Area in the Building, is higher than the Base Operating Expenses and Real Property Taxes, then Tenant shall pay to Landlord as Additional Rent for such Lease Year (and any subsequent Lease Year until further adjustment in accordance with this Article 5) a sum equal to the amount by which the Operating Expenses and Real Property Taxes for the Project (per square foot of Total Area in the Building) for such Lease Year exceeds the Base Operating Expenses and Real Property Taxes, multiplied by the number of square feet of Total Area of the Premises. Notwithstanding anything to the contrary set forth in this Article 5, when calculating the Base Operating Expenses and Real Property Taxes, the Base Taxes shall not include (in each case to the extent same are not included in subsequent Lease Years) any increase in Real Property Taxes attributable to special assessments, charges, costs, or fees, or due to modifications or changes in governmental laws or regulations, including but not limited to the institution of a split tax roll, and Operating Expenses shall exclude market-wide increases (in each case to the extent same are not included in subsequent Lease Years) due to extraordinary circumstances, including, but not limited to, boycotts and strikes, and utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages and amortized costs (in each case to the extent same are not included in subsequent Lease Years) relating to capital improvements.

5.3 Payment

. Prior to the commencement of each Lease Year, or as soon thereafter as possible, Landlord shall furnish to Tenant a statement containing Landlord’s reasonable estimate of the Operating Expenses and Real Property Taxes (collectively, “Project Expenses”) for such Lease Year and a calculation of the Additional Rent, if any, payable by Tenant for such Lease Year pursuant to Section 5.2 on the basis of such estimate. If the Lease Year is a full year, Tenant shall pay to Landlord one-twelfth (1/12) of the amount of said Additional Rent on each monthly rent payment date during such year (commencing on January 1) until further adjustment pursuant to this Section 5.3. If the Lease Year is a partial year, Tenant shall pay to Landlord on each monthly rent payment date in such partial year an amount equal to said Additional Rent divided by the number of months in said partial Lease Year. If Landlord’s statement is furnished after the start of the Lease Year, then on the next monthly rent payment date Tenant shall pay the entire portion of the Additional Rent attributable to portions of the Lease Year prior to such date. Landlord may reasonably adjust Tenant’s monthly rent payments under this Article 5 from time to time during the Lease Year to reflect the then current or estimated Project Expenses and actual expenditures made during the elapsed portion of the Lease Year. Following each Lease Year, Landlord shall furnish to Tenant a statement prepared by a firm of certified public accountants selected by Landlord showing the actual Project Expenses during the previous Lease Year, and Landlord shall compute any charge or credit to Tenant necessary to adjust rent previously paid by Tenant to reflect the actual Project Expenses. If such statement and computation reveal an underpayment, Tenant shall promptly pay to Landlord an amount equal to such underpayment (whether or not this Lease has expired or been terminated), and if such statement and computation show an overpayment, Landlord shall credit the next monthly rental payment of Tenant with an amount equal to such overpayment, or, if the Term has expired, refund the overpayment to Tenant.

5.4 Lease Year; Proration

. “Lease Year” shall mean the whole or partial calendar year commencing on the Commencement Date and ending on December 31 of the year in which the Commencement Date occurs, and all subsequent calendar years within the Term. The amount of Additional Rent payable under this Article 5 shall be proportionately abated in the case of a partial month or if the Lease Year is less than 365 days.

5.5 Direct Costs

. Any costs or expenses for services or utilities in excess of those required by this Lease to be supplied by Landlord, not otherwise included in Operating Expenses, and which are attributable directly to Tenant’s use or occupancy of the Premises shall be paid in full by Tenant as Additional Rent when such costs are incurred or, if Landlord makes such payments, within five (5) days after being billed therefor by Landlord.

5.6 Audit

. Landlord shall maintain in a safe and orderly manner all of its records pertaining to the Additional Rent payable pursuant to this Article 5 for a period of three (3) years after the completion of each calendar year. Landlord shall maintain such records on a current basis and in sufficient detail to permit adequate review thereof and, at all reasonable times, after reasonable notice, copies of such records shall be available to Tenant’s accounting personnel (but not other representatives except as set forth in this Section 5.6) for such purposes at the management office of the Project. If Tenant disputes the year-end statement provided under Section 5.3 above, provided an Event of Default (as defined in Article 22) does not exist, Tenant may, by written notice to Landlord within one (1) years after receipt of Landlord’s statement for a particular Lease Year, cause an audit to be commenced of the Project Expenses for such Lease Year by a regionally or nationally recognized firm of certified public accountants on a non-contingency fee basis, at Tenant’s sole expense (except as provided below), to verify if Landlord’s statement was accurate. If such audit reveals an overpayment of Project Expenses for the year covered by such statement, then, provided Landlord does not reasonably dispute the result of such audit, Landlord shall credit the next monthly rent payment of Tenant, or if the Term has expired, and, in any event, with respect to any amount of the credit due Tenant in excess of the next monthly rent payment Landlord shall refund the overpayment or such excess, as applicable, within thirty (30) days after final determination of the amount due Tenant. If any such overpayment is not refunded or credited to Tenant within thirty (30) days after such overpayment is determined hereunder, the amount of such overpayment shall bear interest at the lesser of two percent (2%) in excess of the Reference Rate (as defined in Paragraph 22.2(b)) or the maximum rate permitted by law, from the date of such determination until paid or credited to Tenant. If such audit reveals an underpayment of Project Expenses for the year covered by the most recent statement, then provided Tenant does not reasonably dispute the results of such audit, Tenant shall pay the same with its next monthly rent payment, or if the Term has expired, within thirty (30) days after receipt of the audit results. If Landlord or Tenant disagrees with the results of any such audit, either party may submit such results to arbitration in accordance with the provisions of Section 30.20, and such arbitration shall be final and binding on Landlord and Tenant. Tenant’s failure to dispute a year-end statement and conduct an audit of Project Expenses within one (1) years after receipt of Landlord’s statement for a particular Lease Year shall constitute Tenant’s acknowledgement of the accuracy of such statement. Tenant agrees to keep the results of any audit hereunder confidential. Tenant agrees to pay the cost of any audit hereunder by Tenant; provided that if the audit reveals, with respect to any Lease Year, that Landlord has billed Tenant for Tenant’s share of Project Expenses more than four percent (4%) in excess of the Project Expenses that Tenant should pay for such Lease Year pursuant to the terms of the Lease, then Landlord shall pay the reasonable cost of such audit. If Tenant is denied the right to conduct an audit hereunder because an Event of Default is claimed to exist at the time of Tenant’s request for an audit, and if it is later finally determined by a court or other tribunal having jurisdiction that such Event of Default did not then exist, then Tenant’s right to cause an audit to be commenced for the applicable Landlord’s statement shall be reinstated for a sixty (60) day period after such final determination and written notice to Tenant thereof.

6. Abatement for Untenantability.

If the Premises or any portion thereof are rendered untenantable and are not used by Tenant for a period of five (5) consecutive days or any ten (10) business days in any twelve (12) month period (the “Eligibility Period”) as a result of failure in the water, sewage, life/safety, vertical transportation, air conditioning, heating, ventilating or electrical systems of the Project or due to any condition or circumstance referred to in Section 7.3 below, or as a result of any Damage (as defined in Section 12.1), or as a result of any taking by eminent domain described in Article 13, or as a result of the presence or introduction of Hazardous Materials (as defined in Subsection 5.1(b)(21)) at the Project in violation of Applicable Laws (provided the same were not introduced by Tenant), or as a result of any repair, maintenance or alteration performed by Landlord which interferes with Tenant’s use of the Premises, Tenant’s rent shall be reduced and abated after the expiration of the Eligibility Period for such time as the Premises or such portion thereof remain untenantable and are not used by Tenant, in the proportion that the Rentable Area of the portion of the Premises rendered untenantable and not used by Tenant bears to the total Rentable Area of the Premises, provided, however, there shall be no abatement of rent if Landlord provides to Tenant and Tenant uses other space in the Project which is reasonably suited for the temporary operation of Tenant’s business and Landlord pays for the costs incurred by Tenant to move to such other space. Provided, however, Tenant shall not be entitled to an abatement of rent to the extent the failure of the Building Systems was caused by the intentional deliberate acts of Tenant’s authorized agents or employees intended to result in Tenant being entitled to an abatement of rent. Notwithstanding the foregoing, during any rent abatement under this Lease, Tenant shall pay Landlord Additional Rent for all services and utilities provided to and used by Tenant during the period of the rent abatement. However, if due to the causes referred to in the first sentence of this Article 6, any portion of the Premises is rendered untenantable for a period of time in excess of the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the rent for the entire Premises shall be abated; provided, however, if Tenant reoccupies and conducts its business from any portion of the Premises during such period, the rent allocable to such reoccupied portion, based on the proportion that the Rentable Area of such reoccupied portion of the Premises bears to the total Rentable Area of the Premises, shall be payable by Tenant from the date such business operations commence. If Tenant’s right to abatement occurs because of Damage to the Premises, Tenant’s abatement period shall continue until Tenant has been given reasonably sufficient time, and reasonably sufficient access to the Premises, for the restoration of the Premises and installation of Tenant’s property, furniture, fixtures and equipment and to move in. To the extent rental loss insurance carried by Landlord, the premiums for which are included in Operating Expenses, covers rent loss for any portion of the Eligibility Period, the Eligibility Period shall be reduced to the extent of such coverage.

7. Utilities and Services.

7.1 Landlord Obligations

. In accordance with the standards set forth in Paragraph 7.1(g), Landlord shall furnish the following services and utilities to the Premises, the cost of which shall be included in Operating Expenses except as specifically provided otherwise herein, during the periods from 8:00 a.m. to 6:00 p.m., Monday through Friday and 9:00 a.m. to 1:00 p.m. Saturday, except New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving, Christmas Day (on the days such holidays are generally observed) and such other holidays as are generally recognized by Class A office buildings in the Santa Monica/West Los Angeles area, and subject to rules and regulations from time to time established by Landlord (such hours and days of operation are herein called “Normal Working Hours”):

(a) HVAC. Landlord shall furnish heating, ventilation and air conditioning (“HVAC”) in amounts required for the use and occupancy of the Premises for normal office purposes. Tenant shall not, without Landlord’s prior written consent, use any equipment or lighting or occupy the Premises with personnel so that heat generated by such use or occupancy materially and adversely affects the ambient temperature otherwise maintained in the Premises by the HVAC system under normal operation. In the event such use or occupancy affects the ambient temperature, , after notice to Tenant and after Tenant has had a reasonable opportunity to modify the conditions of such usage or occupancy to mitigate such effect on the ambient temperature, Landlord shall have the right to install any machinery or equipment which Landlord reasonably deems necessary to restore temperature balance, including without limitation, modifications to the standard air conditioning equipment, and the Actual Cost (as defined below) thereof including the Actual Cost of installation and any additional cost of operation and maintenance incurred thereby, shall be paid by Tenant to Landlord upon demand by Landlord. Landlord makes no representation with respect to the adequacy or fitness of the HVAC equipment in the Building to maintain temperatures which may be required for, or because of, any equipment of Tenant, and Landlord shall have no liability for loss or damage in connection therewith. Landlord shall also provide HVAC services during other than Normal Working Hours (“After Hours HVAC”), subject to the following terms and conditions:

(1) Landlord shall provide the After Hours HVAC in the event Tenant gives Landlord advance notice of its need for such service no later than 3:00 p.m. on Monday through Friday (except holidays referred to above) that Tenant requires the services, and no later than 3:00 p.m. on the last business day preceding the weekend or holiday that Tenant requires the service. In addition and notwithstanding the foregoing, Tenant may contact the Building manager or on-site Building engineer at any reasonable time to order After Hours HVAC, and Landlord shall, to the extent reasonably practicable, provide After Hours HVAC service as requested by Tenant, even if Tenant failed to give notice within the time periods specified above. If After Hours HVAC is designed to be available under an automated system on demand from Tenant, Tenant shall be entitled to such service.

(2) Landlord will provide the After Hours HVAC at the “Actual Cost,” defined below. There shall be no start-up charges and minimum usage for After-Hours HVAC service after the first hour. Landlord shall give Tenant not less than twenty (20) days prior notice of any change in the Actual Cost of After Hours HVAC. The foregoing direct charges shall be payable by Tenant as Additional Rent on the next rent payment date at least fifteen (15) days following submission of a reasonably detailed invoice therefor by Landlord.

(b) Electricity. Landlord shall furnish to the Premises electric current for HVAC, and an average of six (6) watts of electric current for connected load and one and one half (1.5) watts of electric current for lighting per square foot of Usable Area (“Electric Capacity”). Tenant acknowledges that the Building is supplied with electrical power by a single electrical feed serviced by Southern California Edison. Tenant shall not install or operate any machinery, appliances or equipment in the Premises or the Building which will in any way increase the amount of electricity usually furnished or supplied for use of the Premises as general office space in excess of the Electric Capacity; nor shall Tenant connect any apparatus, device, machinery, appliances or equipment (except through existing electrical outlets in the Premises) or as approved by Landlord with respect to the Tenant

Improvements installed pursuant to Exhibit “D” hereto or Alterations, for the purpose of using electric current, which approval will not be withheld unless a Design Problem exists. Tenant agrees to pay directly (instead of as part of Operating Expenses and in addition to Operating Expense payments pursuant to Section 5.1) for the cost of electrical current, at Actual Cost, used by Tenant which exceeds the amount of such current typically used by other tenants in the Project or a common base amount for all tenants reasonably established by Landlord such that the allocation of electricity costs to all tenants in the Project through Operating Expenses would otherwise be materially distorted or unfair. If Landlord determines at any time during the Term that Tenant is using such excess amount of electric current, Landlord shall have the right, at its sole cost and expense and without charge to Tenant, to install a submeter on any floor or floors of the Premises to determine the actual amount of electric current which Tenant is utilizing from time to time. If such submeter indicates that Tenant’s usage of electric current exceeds the amount of such electric current typically used by other tenants in the Project or the common base amount referred to above and that the allocation of electricity costs to all tenants in the Project through Operating Expenses is, therefore, materially distorted or unfair, then Tenant shall pay Landlord the Actual Cost of the installation of such submeter and shall pay directly (instead of as part of Operating Expenses) for the Actual Cost of such excess electric current usage plus any additional Actual Cost incurred in keeping account of the electric current so consumed; provided that such costs paid by Tenant and by other tenants of the Project as if they have similar provisions which are applied under their leases (whether or not actually paid by such other tenants) shall be excluded from Operating Expenses for purposes of Additional Rent payable under Article 5. Landlord shall have the right to install such submeter at any time and from time to time during the Term or any renewal thereof.

(c) Elevators. Landlord shall furnish freight and passenger elevator services to the Premises during Normal Working Hours. During all other hours, Landlord shall furnish passenger elevator cab service in the elevator bank serving the Premises on an as needed basis, and, by prior arrangement with Landlord’s project manager, freight elevator service. In addition, if Tenant requires extended or uninterrupted use of the freight elevator for other than normal deliveries to the Premises (such as for a special move or alterations), then Landlord shall provide freight elevator service by prior arrangement with the manager of the Building the Actual Cost of which shall be charged to Tenant in accordance with Section 7.2.

(d) Water. Landlord shall make available water for normal lavatory and drinking purposes to be drawn from the public lavatory in the core of the floor on which the Premises are located twenty-four (24) hours per day, seven (7) days per week.

(e) Janitorial. Landlord shall provide janitorial service five (5) nights per week generally consistent with that furnished in other first-class office buildings in the Santa Monica/West Los Angeles area. Landlord shall not be required to provide other than Building standard janitorial services for portions of the Premises used for storage, mailroom, storage room or similar purposes, or preparing or consuming food or beverages, nor shall Landlord be required to provide janitorial services to areas secured, obstructed or locked by Tenant, or used as a lavatory, other than the lavatory rooms shown on the floor plan of the Premises to be attached hereto as Exhibit “A.”

(f) Access; Security. Landlord shall furnish to Tenant’s employees and agents access to the Premises and the Parking Garage on a seven (7) day per week, twenty-four (24) hour per day basis, subject to compliance with such reasonable and non-discriminatory security measures as shall from time to time be in effect for the Building and/or the Project, Landlord maintenance activities and the reasonable and non-discriminatory rules and regulations from time to time established by Landlord. Landlord shall provide twenty-four (24) hour building security equipment, procedures and personnel for the Project which are comparable with those used in other comparable buildings in the Santa Monica/West Los Angeles area. Landlord does not warrant the effectiveness of said security equipment, procedures and personnel.

(g) Standard of Operation. Landlord agrees that it will cause the Project to be operated and managed, and services provided, in a manner consistent with that of a reasonably prudent building manager of a Class A office building located in the Santa Monica/West Los Angeles area (“First Class Project”), and in a manner which is efficient and reasonably controls Project Expenses but is consistent with the character of the Project as a First Class Project in compliance with all laws and shall maintain the Project in first-class condition and operating order.

(h) Actual Cost Definition. “Actual Cost” , as used in this Lease, means the actual costs incurred by Landlord (including Landlord’s reasonably estimated related administrative cost for the cost of services to the extent not already included in Operating Expenses and if applicable, depreciation related to increased utilization of HVAC related equipment and other equipment, as applicable) in providing the applicable service, including, without limitation, After Hours HVAC.

7.2 Extraordinary Services

. Freight and passenger elevator services, HVAC, electricity, water, and access to and use of the loading dock facilities will be available twenty-four (24) hours a day, subject to the provisions of this Article 7. Landlord may charge Tenant, at Landlord’s Actual Cost, and establish reasonable rules and regulations for any of the following: (a) the use of any After Hours HVAC by Tenant (at Landlord’s Actual Cost); (b) the usage of any services provided to Tenant (including without limitation, passenger or freight elevator service, or use of the loading dock facilities by Tenant when and if Tenant’s use of the loading dock requires the use of personnel for the operation and/or security of the Building) at any time other than during Normal Working Hours except as set forth in Paragraph 7.1(c); (c) additional or unusual janitorial services required because of any unusual, non-building standard improvements in the Premises, the negligence of Tenant, the nature of Tenant’s business (including the operation of Tenant’s business other than during Normal Working Hours); and (d) the removal of any refuse and rubbish from the Premises except for discarded material placed in wastepaper baskets and left for emptying as an incident to Landlord’s normal cleaning of the Premises. Landlord agrees that the initial Tenant Improvements installed by Tenant shall not be deemed non-building standard improvements. The foregoing direct charges shall be payable by Tenant as Additional Rent on the later to occur of the next rent payment date after submission of an invoice therefor by Landlord or ten (10) days after Tenant’s receipt thereof. Notwithstanding anything to the contrary contained in this Lease, if Landlord determines at any time during the Term that Tenant is using excess electricity or HVAC services, Landlord shall have the right, at its option, to meter and charge all tenants in the Building, including Tenant, directly for their use of electricity or chilled water for HVAC services within their respective premises. In such event, following the commencement of such separate metering, (i) Tenant shall pay such charges as Additional Rent on a monthly basis on the later to occur of the next rent payment date after submission of an invoice therefor by Landlord or ten (10) days after Tenant’s receipt thereof, and (ii) all such direct charges shall be excluded from Operating Expenses under Article 5.

7.3 Interruption in Utility Services

. Landlord shall not be liable for damages or otherwise for failure, stoppage or interruption of any services or utilities or unavailability of access to the Project, nor shall the same be construed either as an eviction of Tenant, or result in an abatement of rent (except as provided in Article 6), when such failure is caused by acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, other force majeure events, or by the making of repairs, alterations or improvements to the Premises or the Building, or the limitation, curtailment, rationing or restriction on supply of fuel, steam, water, electricity, labor or other supplies or for any other condition beyond Landlord’s reasonable control, including without limitation, any governmental energy conservation program or legal requirement. If any governmental entity imposes mandatory or voluntary controls or guidelines on Landlord or the Project or any part thereof, relating to the services provided by Landlord, or the reduction of emissions, Landlord may make such alterations to the Building or any other part of the Project related thereto and take such other steps as are necessary to comply with such controls and guidelines (provided that Landlord may do so with respect to voluntary controls or guidelines only to the extent such action by Landlord is consistent with the standards set forth in Paragraph 7.1(g) above), the cost of such compliance and alterations shall be included in Operating Expenses, and Landlord shall not be liable therefor, for damages or otherwise, nor shall the same be construed either as an eviction of Tenant, or result in an abatement of rent, subject, however to the provisions of Article 6 above. Landlord shall, to the extent commercially reasonable, perform all alterations and repairs after normal business hours and/or on weekends and shall endeavor to minimize any interruptions to Tenant’s normal and customary business operations.

8. Alterations.

8.1 Restriction on Alterations.

(a) Tenant may make alterations, additions or improvements to the Premises after the Commencement Date (collectively, “Alterations”) which do not create a Design Problem.(as defined in Section 8.1(c)), on the terms and conditions set forth in this Article 8 and provided Tenant submits its plans, including floor load calculations, for such Alterations to Landlord at least fifteen (15) business days prior to commencement of construction of such Alterations (except as to decorative items, minor repairs or installations of trade fixtures and furniture for which plans are not required) and subject to Landlord’s consent to the extent required under Section 8.1(b). Alterations shall be scheduled through Landlord and each of Tenant’s contractors shall cooperate and coordinate with Landlord and Landlord’s contractor so that there shall be no disruption of the Building Systems or Service Facilities or of any other construction on or in the Project. Within ten (10) days after receipt of the plans for Alterations, Landlord shall inform Tenant, in good faith, whether such Alterations will create a Design Problem. If Landlord indicates that such Alterations will create a Design Problem, Landlord will have five (5) additional days to inform Tenant of its disapproval, and the reasons for such disapproval, and what changes or conditions could be made or satisfied to obtain Landlord’s approval. Under no circumstances shall Tenant make any Alterations that create a Design Problem without Landlord’s prior consent, which Landlord may withhold in its discretion.

(b) If the proposed Alterations in, to or about the Premises or the Building individually or cumulatively will not create a Design Problem, Tenant may make such Alterations with the prior written consent of Landlord, which Landlord shall not unreasonably withhold or delay beyond fifteen (15) days following request for the consent and any submittal of plans required hereunder, and which may only be conditioned upon (i) the right to approve the plans and specifications for any work provided that Landlord shall not disapprove such plans if a Design Problem is not created, (ii) the right to require reasonable supplemental insurance satisfactory to Landlord and naming Landlord as an additional insured, (iii) requirements as to the manner in which or the time or times at which work may be performed and (iv) the right to approve the contractor or contractors to perform the Alterations, which approval shall not be unreasonably withheld or delayed. No approval shall be required to paint or cover walls or for the installation of the floor covering, provided the manner of installing the floor covering is subject to Landlord approval; and further provided that any such painting, covering or installation shall be subject to the notice requirement set forth in Section 8.1(a).

(c) “Design Problem” means any Alteration (or as the context dictates, other work or use of the Premises or the Project by Tenant) which does not meet each of the following requirements: (i) the Alterations work shall be done in a first class manner and completed in accordance with Landlord’s requirements and to the extent not inconsistent with this Article 8¸ all Applicable Laws, all applicable rules, regulations and requirements of governmental authorities and insurance carriers and shall not affect the outside appearance, character or use of the Building, nor shall any Alteration materially weaken or impair the structural strength of the Building; (ii) no Alteration shall create the potential for unusual expenses to be incurred upon the removal of the Alterations and the restoration of the Premises upon the termination of this Lease unless Tenant agrees to pay for the incremental removal cost caused by such non-typical Alterations; (iii) no part of the Building outside of the Premises shall be materially, adversely affected by any Alteration; (iv) the proper functioning of the Building structure, Building Systems and Service Facilities shall not be materially, adversely affected by any Alteration (nor shall any Alteration involve or permit the installation of equipment or other fixtures or improvements which exceeds the capacities of the Building structure or Building Systems unless Tenant authorizes Landlord to modify, at Tenant’s expense, the Building Systems to increase such capacity and such modification does not create a Design Problem); (v) no Alteration shall materially, adversely interfere with Landlord’s free access to the Building Systems or materially, adversely interfere with the moving of Landlord’s equipment to or from the enclosures containing the Building Systems; (vi) no Alteration shall materially increase the floor load or plumbing requirements, or increase the electrical or HVAC requirements, over those provided as of the Commencement Date, unless Tenant reinforces the floor or increases the capacity of the electrical, plumbing or HVAC systems at its own cost and expense without adversely affecting such systems, and (vii) no Alteration shall adversely affect any other tenant’s normal and customary use of the Project. Any changes necessary to eliminate any Design Problems shall be incorporated into Tenant’s plans for the proposed Alterations and shall be performed at Tenant’s sole cost as a condition for Landlord’s approval of such proposed Alterations. Tenant shall not be permitted to install and make part of the Premises any materials, fixtures or articles which are subject to liens, conditional sales contracts or chattel mortgages other than trade fixtures, furniture and equipment. Landlord agrees that none of the Tenant’s initial Tenant Improvements shown on the plans approved by Landlord under the Tenant Improvement Letter shall be deemed to adversely offset any other tenant’s use of the Project.

8.2 Costs and Protections

. Tenant shall pay to Landlord the reasonable, actual out-of-pocket costs incurred by Landlord as the need for such review is reasonably determined by Landlord, for reviewing and inspecting all Alterations to assure full compliance with all of Landlord’s requirements, including, without limitation, any out-of-pocket cost for engineering review incurred by Landlord. Landlord does not expressly or implicitly covenant or warrant that any plans or specifications submitted by Tenant are safe or that the same comply with any Applicable Laws. Further, Tenant shall indemnify, protect, defend and hold Landlord harmless from any loss, cost or expense, including reasonable attorneys’ fees and costs, incurred by Landlord as a result of any defects in design, materials or workmanship resulting from Alterations, except to the extent such defects are caused by Landlord, its agents, servants or employees. If reasonably requested by Landlord, Tenant shall provide Landlord with copies of all contracts, receipts, paid vouchers, and any other documentation (including, without limitation, “as-built” drawings, air/water balancing reports, permits and inspection certificates) in connection with the construction of such Alterations. Tenant shall promptly pay all costs incurred in connection with all Alterations. Any increase in any tax, assessment or charge levied or assessed as a result of any Alterations shall be payable by Tenant in accordance with Article 10.

8.3 Removal and Surrender of Fixtures and Alterations

. All Alterations and all Tenant Improvements installed in the Premises which are attached to, or built into, the Premises, shall become the property of Landlord and shall be surrendered with the Premises, as a part thereof, at the end of the Term; provided, however, Landlord may, by written notice to Tenant at least thirty (30) days prior to the end of the Term, require Tenant to remove any Alterations or Tenant Improvements designated by Landlord to be removed at the time of Landlord’s approval thereof, and to repair any damage to the Premises, the Building and any other part of the Project caused by such removal, all at Tenant’s sole expense and to the satisfaction of Landlord. Notwithstanding the foregoing, Landlord may not require Tenant to remove (i) any improvements existing in the Premises on the Delivery Date, (ii) any Tenant Improvement or any Alteration which is a normal and customary improvement for a business office, and/or (iii) structural improvements made to the Building. Any articles of personal property including business and trade fixtures (not attached to, or built into, the Premises), machinery and equipment, free-standing cabinet work, and movable partitions, which were installed by Tenant in the Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term as long as an Event of Default under Section 22.1 does not exist hereunder and provided that Tenant repairs to Landlord’s reasonable satisfaction any damage to the Premises, the Building and any other part of the Project caused by such removal. However, upon such surrender of the Premises, upon surrender of the Premises, Tenant shall not be required to paint walls or replace wall or floor coverings, nor patch walls or floors unless Tenant has caused damage thereto in excess of damage normally incident to removal of furniture, fixtures and equipment from, and vacation of premises by, tenants generally. On the termination of this Lease, Landlord and Tenant shall each own undivided interests in such Tenant Improvements to the extent, in the case of Landlord, provided or paid for by Landlord, and, in the case of Tenant, the portion of the cost of such Tenant Improvements paid for by Tenant. For purposes of the insurance requirements of Section 11.2, Tenant shall be deemed to have an insurable interest in all of the Tenant Improvements and Alterations in the Premises, as between Landlord and Tenant, but the same shall be surrendered with the Premises on termination of this Lease, to the extent set forth above.

9. Maintenance and Repairs.

9.1 Tenant’s Obligations

. Except for Landlord’s obligations specifically set forth in this Lease, including, without limitation, Articles 12 and 13 and Section 16.3, Tenant shall, at Tenant’s sole expense, keep the Premises and every part thereof (but not the Building structures or the Building Systems) clean and in good condition and repair and Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof.

9.2 Landlord’s Obligations

. Subject to Article 12, Landlord shall repair and maintain with reasonable diligence after notice from Tenant the Building structures and Building Systems in a manner consistent with that of a reasonably prudent building owner of a first-class office building in the Santa Monica/West Los Angeles area (including, without limitation, the Building’s

HVAC system in accordance with the recommended maintenance specifications therefor). To the extent such maintenance and repair is required (a) by modifications to the Building and/or Building Systems made by or at the direction of Tenant, or (b) due to the act (other than ordinary use as contemplated by this Lease), neglect, misuse, or fault of Tenant, its agents, employees, contractors, licensees or invitees, Tenant shall pay to Landlord the cost of such maintenance and repairs except to the extent Tenant has been relieved of such liability pursuant to this Lease, including, without limitation, under Section 11.5. Except as provided in Articles 6 and 12, there shall be no abatement of rent with respect to, and Landlord shall not be liable for, any injury to or interference with Tenant’s business arising from any repairs, maintenance, alteration or improvement in or to any portion of the Project or the Building, including the Premises. Further, neither Landlord nor any member, manager, partner, director, officer, agent or employee of Landlord shall be liable for any damage caused by other lessees or persons in or about the Project, or for any consequential damages arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant. As a material inducement to Landlord entering into this Lease, Tenant waives and releases its right to make repairs at Landlord’s expense under Section 1942 of the California Civil Code or under any other law, statute or ordinance now or hereafter in effect, and Tenant waives and releases the right to terminate this Lease under Section 1932(1) of the California Civil Code or any similar or successor statute. Subject to the foregoing, Landlord shall endeavor to cause the least disruption practicable to Tenant while making repairs, alterations or improvements to the Project. If reasonably requested by Tenant, such activities by Landlord which materially affect the Premises or access thereto shall be performed outside of Normal Working Hours to the extent practicable.

10. Tax on Tenant’s Personal Property and Leasehold Improvements.

10.1 Personal Property Taxes

. At least ten (10) days prior to delinquency, Tenant shall pay all taxes levied or assessed upon Tenant’s equipment, furniture, fixtures and other personal property located in or about the Premises. If the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon Tenant’s equipment, furniture, fixtures or other personal property, Tenant shall pay Landlord, upon written demand, the taxes so levied against Landlord, or the proportion thereof resulting from said increase in assessment.

10.2 Tax on Leasehold Improvements

. Tenant shall pay Landlord, upon written demand, such portion of all real estate taxes levied or assessed against Landlord which are attributable to the value of the leasehold improvements (including, but not limited to, all Tenant Improvements and Alterations) installed in the Premises in excess of Thirty-Five and no/100 Dollars ($35.00) per square foot of Rentable Area in the Premises. If the assessing authority allocates a specific value to said leasehold improvements of Tenant, the amount payable by Tenant shall be the tax attributable to such specific value. If the assessing authority does not allocate a specific value to said leasehold improvements of Tenant, the amount payable by Tenant pursuant to this Section 10.2 shall be the amount determined by multiplying the total cost of leasehold improvements installed in the Premises in excess of Thirty-Five and no/100 Dollars ($35.00) per square foot of Rentable Area in the Premises by the Building’s full assessed rate, as determined by the applicable assessing authority. The “value” and “cost” of leasehold improvements referred to in this Section 10.2 shall be fairly and equitably determined on a consistent basis for the leasehold improvements in the Premises and other improvements in the other Rentable Area of the Building.

10.3 Exclusion from Real Property Taxes

. The portion of real estate taxes payable by Tenant pursuant to Sections 10.1 and 10.2 and by other tenants of the Project computed as if they have similar provisions in their leases shall be excluded from Real Property Taxes for purposes of rent adjustments described in Article 5 of this Lease.

11. Insurance; Waiver of Subrogation.

11.1 Liability Insurance

. Tenant shall at all times during the Term (and prior to the Term with respect to any activity of Tenant hereunder at the Project) and at its own cost and expense procure and continue in force Employer’s Liability Insurance and Commercial General Liability insurance adequate to protect Tenant and Landlord (as to Commercial General Liability policy only) against liability for injury to or death of any person or damage to property in connection with the use, operation or condition of the Premises. The limits of liability under the Employer’s Liability Insurance policy shall be at least One Million Dollars ($1,000,000). The Commercial General Liability insurance for injuries to persons and for damage to property at all times shall be in an amount of not less than Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) general aggregate, Combined Single Limit, for injuries to non-employees and property damage, and shall include premises/operations coverage, products/completed operations liability coverage, and personal injury/advertising injury coverage. From time to time, but no more frequently than once in any twenty-four (24) month period, if in the opinion of Landlord or an insurance consultant retained by Landlord the amount of Employer’s Liability or Commercial General Liability coverage required of Tenant under this Lease is not commercially reasonable and is less than that carried by major tenants of Comparable Buildings in Santa Monica, Tenant shall increase the insurance coverage to commercially reasonable amounts within thirty (30) days of Tenant’s receipt of notice from Landlord or, if later, at the time Tenant’s current policy is scheduled to expire or be renewed.

11.2 Property Insurance

. Tenant shall at all times during the Term maintain in effect policies of insurance covering all leasehold improvements (including, but not limited to, all Tenant Improvements and Alterations) trade fixtures, merchandise and other personal property from time to time in, on or upon the Premises, in an amount not less than one hundred percent (100%) of their full replacement cost from time to time during the Term, providing protection against any peril included within the classification “all risk coverage,” or “causes of loss special form,” together with insurance against sprinkler water damage (including earthquake caused sprinkler damage), vandalism and malicious mischief. Such property insurance shall provide equivalent or greater coverage than that provided by ISO Form CP 10 30. The proceeds of such insurance (other than for trade fixtures, merchandise and other personal property), so long as this Lease remains in effect, shall be used for the repair or replacement of the Tenant Improvements and Alterations so insured to the extent necessary to put the Premises in a usable condition generally consistent with the quality of such improvements prior to the loss or casualty giving rise to the repair or replacement. Upon any casualty or any casualty which results in a termination of the Lease, the proceeds of insurance shall be paid to Landlord and Tenant, as their interests appear in the insured property. The full replacement value of the items to be insured under this Section 11.2 shall be determined by Tenant and acknowledged by the company issuing the insurance policy by the issuance of an agreed amount endorsement at the time the policy is initially obtained, and shall be increased from time to time in order to maintain replacement value coverage.

11.3 Business Interruption

. Tenant shall at all times during the Term, and at its own cost and expense, procure and maintain in effect loss of income or business interruption insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils.

11.4 Policy Requirements.

(a) All insurance required to be carried hereunder shall be issued by responsible insurance companies, qualified to do business in the State of California and reasonably acceptable to Landlord. Insurance companies rated A VII or better by Best’s Insurance Reports shall be deemed acceptable.

(b) Each policy shall be written on an “occurrence” basis and shall have a deductible or deductibles, if any, which do not exceed the deductible amount(s) maintained by similarly situated tenants in first-class, high rise office buildings in the Santa Monica/West Los Angeles area. Each policy shall name Landlord, Landlord’s Project manager and Landlord’s lender as additional insureds, as their interests may appear, and copies of all policies and endorsements thereto together with certificates evidencing the existence and amounts of such insurance and further evidencing that such insurance is in full force and effect, shall be delivered to Landlord by Tenant at least thirty (30) days prior to Tenant’s occupancy of any portion of the Premises, and in any event, prior to any activity of Tenant hereunder at the Project. No such policy shall be cancelable except after thirty (30) days written notice to Landlord. Tenant shall, at least thirty (30) days prior to the expiration of any such policy, furnish Landlord with renewals or “binders” thereof. Should Tenant at any time neglect or refuse to provide the insurance required by this Lease, or should such insurance be cancelled, Landlord shall have the right (after giving five (5) days’ notice to Tenant with opportunity to cure such neglect, refusal or cancellation), but not the duty, to procure the same and Tenant shall pay the cost thereof as Additional Rent promptly upon Landlord’s demand.

(c) The policies of insurance required to be carried by Tenant shall be primary and non-contributing with, and not in excess of any other insurance available to Landlord. The cost of defending any claims made against any of the policies required to be carried by Tenant shall not be included in any of the limits of liability for such policies. Tenant shall immediately report to Landlord, and promptly thereafter confirm in writing, the occurrence of any injury, loss or damage incurred by Tenant, or Tenant’s receipt of notice or knowledge of any claim by a third party or any occurrence that might give rise to such claims. It shall be the responsibility of Tenant not to violate nor knowingly permit to be violated any condition of the policies required by this Lease.

(d) Any policy of property insurance required hereunder may be in “blanket coverage” form, provided any such “blanket coverage” policy (i) specifically provides that the amount of insurance coverage required hereunder shall in no way be prejudiced by other losses covered by the policy or (ii) is in an amount not less than the sum of one hundred percent (100%) of the actual replacement costs of all of the properties covered under such “blanket coverage” insurance policy. Neither the issuance of any such property insurance policy nor the minimum limits specified in this Section 11.4 shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease.

11.5 Landlord’s Requirements

. Landlord shall, at all times during the Term hereof, at its sole cost and expense (subject to reimbursement in accordance with Article 5) procure and maintain in force (a) insurance of the type commonly referred to as an “all risk of physical loss” or “causes of loss-special form” policy, including fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage and water damage, and including earthquake insurance to the extent required by any Underlying Mortgage (as defined in Section 18.1) or reasonably determined by Landlord, and (b) commercial general liability insurance insuring the Land, the Building (including, without limitation, the common areas) and the Project against all risks and all other hazards as are customarily insured against in coverage and in relative amount, in Landlord’s reasonable judgment, by others similarly situated and operating like properties. In addition to the foregoing, Landlord shall procure and maintain in force (subject to reimbursement in accordance with Article 5) a commercially reasonable amount (or an amount as required by any Underlying Mortgage) of rental loss insurance during the Term of this Lease.

11.6 Waiver of Subrogation

. Landlord and Tenant each hereby releases the other, and waives its entire right of recovery against the other for any direct or consequential loss or damage arising out of or incident to the perils covered by the property insurance policy or policies carried or by this Lease required to be carried by the waiving party, whether or not such damage or loss may be attributable to the negligence of either party or their agents, invitees, contractors, or employees. Each insurance policy carried by either Landlord or Tenant in accordance with this Lease shall include a waiver of the insurer’s rights of subrogation to the extent necessary.

12. Damage or Destruction.

12.1 Agreement Governs

. The provisions of this Lease, including this Article 12, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project by fire or other casualty (“Damage”) and no statute or regulation which is inconsistent with this Article 12, now or hereafter in effect, including without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, shall have any application to this Lease with respect to any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project. This Article 12 shall not affect the provisions of Article 16 below, subject to Section 11.5.

12.2 Obligation to Repair

. If the Premises, access thereto within the Project, the Base Building Improvements, Service Facilities or Building Systems serving the Premises suffer Damage, subject to all other terms of this Article 12, Landlord shall diligently repair the Base Building Improvements, Service Facilities and Building Systems in a manner consistent with the provisions of any Underlying Mortgage (provided Tenant’s rights under this Lease are not materially adversely affected) and subject to reasonable delays for insurance adjustment and other matters beyond Landlord’s reasonable control. Upon any Damage to the Premises, if the Lease does not terminate, Tenant shall assign to Landlord (or Landlord’s designee) all insurance proceeds (but not proceeds with respect to personal property) payable to Tenant under insurance required pursuant to Section 11.2, and Landlord shall repair the Tenant Improvements and Alterations installed in the Premises by bidding the cost of such repairs to three (3) general contractors selected by Landlord in consultation with Tenant and selecting the low bidder after the bids are reconciled for inconsistent assumptions. To the extent reasonably practicable, Landlord shall solicit bids for the repair of the Tenant Improvements and Alterations and shall select the low bidder after the bids are reconciled for inconsistent assumptions. Bidding shall not be required for minor repairs nor for emergency work performed immediately after the Damage occurs. If the cost of such repair by Landlord exceeds the insurance proceeds received by Landlord from Tenant’s insurance carrier, such shortfall shall be paid by Tenant to Landlord in accordance with a progress payment schedule with Tenant paying its proportionate share of such cost pari passu with payments from the insurance proceeds. Upon termination of this Lease due to any Damage, the proceeds of insurance shall be paid to Landlord and Tenant as their interests appear in the insured property. Landlord shall not be liable for any loss of business, inconvenience or annoyance to Tenant arising from any Damage or any repair or restoration of any portion of the Premises, the Building or other portion of the Project as a result of any Damage. Subject to the remainder of this Article 12 below, in the event the Premises suffer Damage and such Damage is covered by insurance obtained by Landlord and is not covered by insurance obtained by Tenant, Landlord shall expend for the repair and reconstruction of the Tenant Improvements and Alterations in the Premises the sum of the amount of any insurance proceeds received by Landlord from insurance maintained by Tenant hereunder, plus Tenant’s pro rata share (based on the damaged Rentable Area of the Premises in relation to the damaged Rentable Area of the Project) of insurance proceeds from insurance maintained by Landlord hereunder to the extent such proceeds are in excess of the amount necessary to repair and reconstruct the Base Building Improvements.

12.3 Major Damage to Premises.

(a) If the Premises, access thereto within the Project, the Base Building Improvements, Service Facilities or Building Systems serving the Premises suffer Damage so that the Premises are rendered untenantable and the repair thereof cannot in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after the date Landlord is informed of the Damage (without payment of overtime or other premium) or if insurance proceeds plus any amount Tenant elects to contribute to repair of the Tenant Improvements and Alterations will not be sufficient to cover the cost of repairs, then Landlord shall have the option, to be exercised by written notice to Tenant within thirty (30) days after the date Landlord is informed of the Damage, either: (a) to terminate this Lease as of the date specified in Landlord’s notice but not less than thirty (30) days nor more than sixty (60) days after Landlord’s notice to Tenant (although rent shall be abated until such termination in the manner and to the extent provided in Article 6); or (b) to repair the Damage in accordance with Section 12.2, in which event this Lease shall continue in full force and effect, and rent shall be abated in the manner and to the extent provided in Article 6. Landlord shall give Tenant written notice (the “Repair Notice”) stating the estimated length of time that will be required to repair the Damage as soon as reasonably possible after such Damage, but in no event later than thirty (30) days following the date Landlord is informed of the Damage.

(b) If the Premises, access thereto within the Project, the Base Building Improvements, Service Facilities or Building Systems serving the Premises suffer Damage so that the Premises are rendered untenantable and the repair thereof cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after the date Landlord is informed of the Damage (without payment of overtime or other premium), Tenant shall have the option to terminate this Lease (“Tenant’s Termination Option”) Tenant shall have thirty (30) days from Tenant’s receipt of the Repair Notice to exercise Tenant’s Termination Option by written notice to Landlord. If Tenant exercises Tenant’s Termination Option, the Lease shall terminate as of a date not less than thirty (30) days nor more than sixty (60) days after Tenant’s notice to Landlord of the exercise of Tenant’s Termination Option.

(c) If the Premises, access thereto within the Project, Base Building Improvements, Service Facilities or Building Systems serving the Premises suffer Damage so that the Premises are rendered untenantable, and if the Lease does not terminate pursuant to Paragraph 12.3(a) or Paragraph 12.3(b), then if Landlord fails to substantially complete the repair of such Damage on or before the date (the “Outside Completion Date”) which is the later of (i) two hundred seventy (270) days after the date Landlord is informed of the Damage and (ii) the date which is six (6) months after the date estimated for completion of such repair set forth in the Repair Notice required under Paragraph 12.3(a) above, and if the Damage not repaired on the Outside Completion Date renders a substantial part of the Premises untenantable, Tenant shall have the option, exercisable by written notice to Landlord within thirty (30) days after the Outside Completion Date, to terminate this Lease effective thirty (30) days after the date of such notice. The Outside Completion Date shall be extended by delays in the completion of the repair of the Damage caused by force majeure events (other than the casualty that caused the Damage and such extension not to exceed six (6) months) or by Tenant, its agents, employees or contractors.

(d) If, during the last year of the Term (as the same may have been extended), the Premises, access thereto within the Project or the Base Building Improvements, Building Systems and/or Service Facilities serving the Premises suffer Damage so that the Premises are rendered untenantable and the repair of the Premises cannot, in the reasonable opinion of Landlord, be completed within fifty percent (50%) of the remaining portion of the Term at the time of the Damage, then each of Landlord and Tenant shall have the option to terminate this Lease for a period of thirty (30) days from Tenant’s receipt of the Repair Notice, by delivery of written notice to the other Party. If either Party so terminates this Lease, the Lease shall terminate as of a date specified in such notice which is not less than thirty (30) days nor more than sixty (60) days after the delivery of such notice.

12.4 Major Damage to Building or Project

. Without limiting the provisions of Sections 12.2 and 12.3, if the Building or the Project suffers major and material Damage which, in Landlord’s reasonable opinion, cannot be repaired within one hundred eighty (180) days after the date Landlord is informed of the Damage (without payment of overtime or other premium), or if the Building, the Project or the Parking Garage is so extensively damaged as to render it economically unviable for its existing use, in Landlord’s reasonable opinion, after the repair thereof, or if insurance proceeds will not be sufficient to cover the cost of repairs (provided such shortfall of insurance proceeds is at least Two Million Dollars ($2,000,000)), then Landlord shall have the option, to be exercised by written notice to Tenant within thirty (30) days after the date Landlord is informed of the Damage, either: (a) to terminate this Lease as of the date no less than thirty (30) days nor more than sixty (60) days after Landlord’s notice to Tenant and rent shall be abated in the manner and to the extent set forth in Article 6; or (b) if Tenant has not exercised its right to terminate this Lease, subject to Section 12.2, to repair and rebuild the Building with reasonable diligence, in which event this Lease shall continue in full force and effect and rent shall be abated in the manner and to the extent provided in Article 6.

12.5 Good Faith Exercise

. Landlord shall not exercise any termination right solely in order to obtain an increase in the rental rate for the Premises; provided that any other independent, bona fide, good faith business reason for exercise of such termination right shall be sufficient if such right is otherwise exercised in accordance with the other provisions of this Article 12.

13. Eminent Domain.

13.1 Taking

. In case the whole of the Premises, or such part thereof as shall substantially interfere with Tenant’s use and occupancy thereof, shall be taken by any lawful power or authority by exercise of the right of eminent domain, or sold to prevent such taking, within sixty (60) days after receipt of notice of such taking, either Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority. If such portion of the Building or Project is so taken or sold so as to require, in the opinion of Landlord, a substantial alteration or reconstruction of the remaining portions thereof, or which renders the Building or Project economically unviable for its use as presently intended, or requires cancellation of tenant leases representing substantially all of the Building, this Lease may be terminated by Landlord, as of the date of the vesting of title under such taking or sale, by written notice to Tenant within sixty (60) days following notice to Landlord of the date on which said vesting will occur. Except as provided herein, Tenant shall not because of such taking assert any claim against Landlord or the taking authority for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant. If the amount of property or the type of estate taken shall not substantially interfere with Tenant’s use of the Premises, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant. In such event, Landlord shall promptly proceed to restore the Premises to substantially their condition prior to such partial taking, and the rent shall be abated in proportion to the time during which, and to the part of the Premises of which, Tenant shall be so deprived on account of such taking and restoration. Notwithstanding the foregoing, during any rent abatement under this Lease, Tenant shall continue to be obligated to pay Landlord Additional Rent for all services and utilities provided to and used by Tenant during the period of the rent abatement. Nothing contained in this Article 13 shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the taking authority for, the taking of personal property and fixtures belonging to Tenant or for relocation or business interruption expenses recoverable from the taking authority.

13.2 Temporary Taking

. If all or any portion of the Premises are condemned or otherwise taken for public or quasi-public use for a limited period of time (i.e., less than 180 days), this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease, including without limitation, the payment of Basic Rent and all other amounts required hereunder, in which case Tenant shall be entitled to receive the entire award made in connection with any other temporary condemnation or other taking attributable to any period within the Term. Landlord shall be entitled to the entire award for any such temporary condemnation or other taking which relates to a period after the expiration of the Term or for any period for which Tenant has not paid rent and/or is in Default hereunder, as well as amounts which are allocable to the cost of restoration of the Premises, but shall bear the entire cost of restoration of the Premises after the expiration of the Term. If any such temporary condemnation or other taking terminates prior to the expiration of the Term, Tenant shall restore the Premises as nearly as possible to the condition prior to the condemnation or other taking, at Tenant’s sole cost and expense; provided that, Tenant shall receive the portion of the award attributable to such restoration.

14. Assignment and Subletting.

14.1 Limitation.

(a) Tenant shall not directly or indirectly, voluntarily or involuntarily assign, mortgage or otherwise encumber all or any portion of its interest in this Lease or in the Premises (collectively, “Assignment”) or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees or sublet the Premises (collectively, “Sublease”) or any portion thereof without obtaining the prior consent of Landlord, which, subject to Sections 14.3 and 14.4, if applicable, shall not be unreasonably withheld, conditioned or delayed, and any such attempted Assignment or Sublease (collectively, “Transfer”) without such consent shall be null and void and of no effect.

(b) Notwithstanding the foregoing Paragraph 14.1(a), Tenant shall have the right, after written notice thereof to Landlord, in accordance with Section 14.2, to Transfer all or a portion of the Premises, or the leasehold hereunder, to an Affiliate (or a combination of Affiliates) or Successor of Tenant. For purposes hereof, an “Affiliate” or “Successor” of Tenant includes (i) Maguire Properties, Inc. or any entity that is owned and/or controlled by it, (ii) an entity controlling, under common control with or controlled by Tenant, including an entity resulting from a merger, consolidation, stock transfer or purchase of a majority of Tenant’s assets provided such successor has a net worth and liquid assets at least equal to that of Tenant on the date of the applicable Transfer, or (iii) a transferee of substantially all of Tenant’s assets (including goodwill and unfinished work); but excluding, in each case, any entity formed to avoid the restrictions on Transfer by Tenant hereunder and excluding any agency or department of the United States Government. For purposes of this definition, the word “control,” as used above, means with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than twenty-five percent (25%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person. The word “Person” means an individual, partnership, trust, corporation, limited liability company, limited liability partnership, professional corporation, firm or other entity. Any such Affiliate or Successor of Tenant must expressly assume in writing a pro rata share of Tenant’s obligations hereunder in the proportion that the number of square feet of Rentable Area of the Premises subleased or assigned to such Affiliate or Successor of Tenant bears to the total number of square feet of Rentable Area in the Premises, without relieving Tenant of any liability hereunder. Sections 14.3 and 14.4 shall not be applicable to Transfers covered by this Paragraph 14.1(b).

(c) Notwithstanding Paragraph 14.1(a), Tenant shall have the right, after notice in accordance with Section 14.2, to permit Persons providing services to Tenant or to customers of Tenant (such as, for example, outsourced copy and documentation companies) (“Other Occupants”) to occupy up to fifteen percent (15%) of the Usable Area of the Premises at any one time during the Term and any extensions thereof on the following conditions:

(1) no demising wall shall separate the office space occupied by Other Occupants from the office space occupied by Tenant;

(2) the rent, if any, paid by Other Occupants shall not be greater than the rent allocable on a pro rata basis to the portion of the Premises occupied by the Other Occupants; and

(3) such occupancy shall not be a subterfuge or a means to circumvent the restrictions on Transfer set forth in this Article 14.

Landlord agrees that such occupancy of the Premises by Other Occupants shall not constitute an Assignment of Tenant’s leasehold interest nor a Sublease of a portion of the Premises. Consequently, such occupancy by Other Occupants shall not require Landlord’s consent, and shall not be subject to Sections 14.3. If Tenant charges an Other Occupant a fee for use of Tenant’s receptionist, fax machine, telephones, photocopiers or other office equipment designed to reimburse Tenant its actual out-of-pocket costs with respect to such items, such shall not be considered rent for purposes of Section 14.5.

14.2 Notice of Intent to Assign or Sublet

. If Tenant desires at any time to Transfer the Premises or any portion thereof, it shall first give Landlord a notice (the “First Transfer Notice”) specifying (a) the size and location of the space Tenant proposes to Transfer (the “Transfer Space”); (b) the term for which Tenant proposes to Transfer the Transfer Space; and (c) the date on which Tenant proposes that the Transfer be effective, which shall not be earlier than the date which is sixty (60) days after the Transfer Notice.

14.3 Landlord’s Options

. At any time within fifteen (15) days after Landlord’s receipt of all of the information required in the First Transfer Notice, Landlord may by written notice to Tenant elect to (a) terminate this Lease as to the Transfer Space specified in the First Transfer Notice in the case of a proposed Assignment (other than in accordance with Paragraph 14.1(b)), and, (b) in the case of a proposed Sublease (other than in accordance with Paragraph 14.1(b)) terminate this Lease as to the Transfer Space specified in the First Transfer Notice with a proportionate abatement in the rent payable hereunder.

In the event Landlord elects to terminate the Lease as to the Transfer Space, the Lease shall terminate as to the entire Transfer Space on the proposed date that the Transfer would be effective as specified in the First Transfer Notice. After any such election by Landlord, Landlord shall be entitled to re-lease the Transfer Space in Landlord’s discretion. In the event Landlord so elects with respect to a portion of the Premises, (i) Tenant shall at all times provide reasonable and appropriate access to the Transfer Space and, if not accessible from a common hallway or other Building common area, use of any Building standard restrooms and/or corridor necessary for ingress and egress for the Transfer Space, (ii) Landlord shall have the right to use the Transfer Space subject to Landlord’s election without the consent of Tenant, and (iii) Landlord shall reimburse Tenant for the reasonable cost of any demising wall necessary to separate the Transfer Space from the remainder of the Premises. If Tenant does not within two hundred seventy (270) days after the First Transfer Notice consummate a Transfer for the Transfer Space or is not in active negotiations concerning the Transfer Space and, if Tenant continues to contemplate a Transfer, Tenant shall deliver a new Transfer Notice and Landlord shall again have the options set forth in this Section 14.3.

14.4 Second Notice; Conditions for Landlord’s Consent.

(a) If Landlord does not elect to exercise the option set forth in Section 14.3 (or is not eligible to exercise such option under the terms of this Article 14) and Tenant desires to consummate a Transfer (other than in accordance with Paragraph 14.1(b)), or if the conditions for giving a First Transfer Notice do not exist and Tenant desires to consummate a Transfer, Tenant shall give a written notice (the “Second Transfer Notice”) to Landlord with respect to such Transfer and which notice shall specify (1) the Transfer Space, (2) the name of the proposed assignee, subtenant, transferee or occupant (“Transferee”), (3) the nature of the proposed Transferee’s business to be carried on in the Transfer Space, (4) the terms and provisions of the proposed Transfer, and (5) such financial information as is reasonably available to Tenant concerning the proposed Transferee, provided that Landlord is provided with an adequate amount of information to reasonably make a determination of Transferee’s credit worthiness. If a First Transfer Notice was given with respect to the Transfer and the Transfer described in the Second Transfer Notice differs by more than twenty percent (20%) from the First Transfer Notice in amount of space covered or in length of term, or materially differs as to the location of the Transfer Space, then Landlord shall have the option set forth in Section 14.3 with respect to the Transfer proposed in the Second Transfer Notice, such option to be exercised within ten (10) business days after Landlord’s receipt of the Second Transfer Notice.

(b) If Landlord does not elect to exercise the option set forth in Section 14.3 (or is not eligible to exercise such option under the terms of this Article 14), and does not elect or is not entitled to elect any such option pursuant to subparagraph (a) above, Landlord shall not unreasonably withhold or delay its consent to the Transfer specified in the Second Transfer Notice; provided, however, that Landlord’s refusal to consent to any Transfer shall be deemed reasonable if:

(1) The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project, as judged by the nature of its then existing tenants, other than Tenant;

(2) The Transferee intends to use the Transfer Space for purposes which are not permitted under this Lease;

(3) The Transferee intends to use the Transfer Space for purposes in violation of the terms of any other lease in the Project, Applicable Law and/or the Development Agreement, it being understood that the purpose for which any Transferee intends to use the Transfer Space may not be in violation of this Lease (within five (5) business days’ after Tenant’s request, Landlord shall notify Tenant whether such uses which would be in violation of other lease(s) in the Project);

(4) The Transferee has been involved in bona fide negotiations with Landlord for space in the Project within the preceding four (4) months, as evidenced by at least a written proposal and a written response thereto (other than an outright rejection), with at least one of said writings occurring in said four (4) month period (the restriction contained in this subparagraph (4) applies, without limitation, to each then-current occupant of the Building). This restriction shall not apply unless Landlord then has space available in the Building of a size that will satisfy the space requirements set forth in the proposed transfer;

(5) The Transfer Space is not suitable for normal renting purposes in conformity with all applicable building and safety codes;

(6) The Transferee is a government (or subdivision or agency thereof);

(7) The Transferee is an occupant of the Project, provided Landlord has space available of a size that will satisfy the space requirements set forth in the proposed transfer; or

(8) The Transferee is, in the reasonable judgment of Landlord, insolvent or does not have the financial capacity to perform the obligations to be assumed for the term of the Transfer.

(c) If Landlord consents to any Transfer requiring its consent under this Section 14.4, Tenant may thereafter within six (6) months after Landlord’s consent, but not later than the expiration of said six (6) months, enter into such Transfer of the Transfer Space, upon the same terms and conditions as are set forth in the Second Transfer Notice furnished by Tenant to Landlord pursuant to Paragraph 14.4(a).

(d) As a condition to Landlord’s consent to any Sublease, such Sublease shall provide that it is subject and subordinate to this Lease and to all Underlying Mortgages; that upon an Event of Default hereunder, Landlord may enforce the provisions of the Sublease, including collection of rent; that the cost of any modification to the Premises, Building and/or Project arising from or as a result of the Sublease shall be, as between Landlord and Tenant, the sole responsibility of Tenant; that in the event of termination of this Lease for any reason, including without limitation a voluntary surrender by Tenant, or in the event of any reentry or repossession of the Premises by Landlord, Landlord may, at its option, either (i) terminate the Sublease, or (ii) take over all of the right, title and interest of Tenant, as sublessor, under such Sublease, in which case the Transferee shall attorn to Landlord, but that nevertheless Landlord shall not (1) be liable for any previous act or omission of Tenant under such Sublease, (2) be subject to any defense or offset previously accrued in favor of the Transferee against Tenant, or (3) be bound by any previous modification of any Sublease made without Landlord’s written consent (which shall be given or withheld in accordance with Article 14), or by any previous prepayment by the Transferee of more than one month’s rent. Notwithstanding any other provision of this Lease, Tenant waives any right it may have at law or in equity to terminate this Lease as a result of Landlord’s failure to consent to a Transfer, including any of its rights under California Civil Code Section 1995.310; provided, however, Landlord shall be liable to Tenant for all damages incurred by Tenant as a result of such failure by Landlord in breach of this Lease. Landlord waives any right it may have under this Lease to terminate this Lease as a result of Tenant’s Transfer of any Transfer Space in violation of this Article 14; provided, however, that Tenant shall be liable to Landlord for all damages incurred by Landlord as a result of such violation of this Article 14. Furthermore, Tenant shall pay all of Landlord’s costs in connection with the termination (including reasonable attorneys’ fees and costs) of any Transfer in violation of this Article 14 and such Transfer shall be void as against Landlord. If Landlord improperly denies its consent to a Transfer which Tenant is permitted to make under this Article 14, Landlord shall reimburse Tenant for all direct damages incurred by Tenant as a result of such improper refusal to consent.

(e) To the extent that Tenant enters into an assignment of the Lease or enters into a sublease for not less than all of the Premises, Landlord, if it grants its consent to such Transfer, or if Landlord’s consent is not required, shall also simultaneously execute and deliver a recognition agreement (“Recognition Agreement”) pursuant to which (1) Landlord agrees that in the event that this Lease is terminated following a Tenant default hereunder, the Transfer shall be recognized as a direct lease between Landlord and the assignee or the subtenant at a rental rate which is equal to the greater of (i) the rent then being paid by Tenant under this Lease, or (ii) the rent being paid by the Transferee under its assignment or sublease; (2) the terms of the Lease override any inconsistent terms of the Transfer; (3) the Transferee acknowledges that Landlord will not be liable for any security deposit or prepaid rent delivered to Tenant that has not been transferred to Landlord; (4) the Transferee acknowledges that Landlord is not liable for the actions or inactions of Tenant; and (5) the terms and conditions of the Transfer will be honored to the extent they are not inconsistent with the terms of the Lease and do not increase the obligations of Landlord (other than to deliver the Recognition Agreement). Landlord shall have the right to reasonably approve the financial condition of the Transferee at the time the consent to the proposed sublease is requested as a condition to Landlord’s agreement to such a Recognition Agreement, in addition to the Transferee approval standard set forth in Subparagraph 14.4(b)(8) above. Tenant shall pay for all of Landlord’s reasonable costs of reviewing and preparing any such Recognition Agreement.

14.5 Profits.

(a) If there are any Profits (as defined in paragraph (b) below) from any Transfer, Tenant shall pay fifty percent (50%) of such Profits to Landlord as Additional Rent. Landlord’s share of Profits shall be paid to Landlord after Tenant has recouped all of its costs enumerated in subparagraphs 14.5(b)(i) through (v). Once such recoupment has occurred, then thereafter Tenant shall pay to Landlord Landlord’s share of the Profits within five (5) business days after receipt thereof by Tenant. The payments of Profits to Landlord shall be made with respect to each Transfer separately, subject to an annual reconciliation on each anniversary date of the Transfer. If the payments to Landlord under this Section 14.5 during the twelve (12) months preceding each annual reconciliation exceed the amount of Profits determined on an annual basis, then Landlord shall refund to Tenant the amount of such overpayment or credit the overpayment against Tenant’s future obligations under this Section 14.5, at Tenant’s option. If Tenant has underpaid its obligations hereunder during the preceding twelve (12) months, Tenant shall immediately pay to Landlord the amount owing after the annual reconciliation.

(b) For purposes of this Article 14, “Profits” are defined as all cash or cash equivalent amounts and sums which Tenant (including any Affiliate or Successor of Tenant or other entity related to Tenant) receives from any Transferee, directly or indirectly, attributable to the Premises or any portion thereof, less the Basic Rent and rent adjustments paid by Tenant pro rata based on Rentable Area to the Transfer Space provided that such difference shall be further reduced by the sum of (i) any additional tenant improvement costs paid to Tenant’s Transferee by Tenant; (ii) reasonable leasing commissions paid by Tenant in connection with the Transfer; (iii) other economic concessions (including, without limitation, planning allowance, lease takeover payments, moving expenses, etc.) paid by Tenant to or on behalf of the Transferee in connection with the Transfer; (iv) reasonable costs incurred by Tenant in advertising the Transfer Space; (v) Tenant’s and Landlord’s reasonable attorneys’ fees paid by Tenant to third parties in connection with the Transfer, and (vi) the Basic Rent and Additional Rent pursuant to Article 5 paid by Tenant to Landlord with respect to the Transfer Space during the period such space is vacant, not used for any purpose by Tenant and not subject to any Sublease or Assignment, provided no such “vacancy cost” shall be recognized to the extent attributable to the period occurring prior to the later of the date Tenant’s First Transfer Notice (to the extent Landlord is entitled to such notice) regarding the applicable Transfer is given to Landlord or the date Tenant executed a brokerage listing agreement with an independent third party broker for the Transfer Space. Any lump sum payment received by Tenant for rent or in lieu of rent from a Transferee shall be treated like any other amount so received by Tenant for the applicable annual period and shall be utilized in computing Profits in accordance with the foregoing. The intent of the foregoing definition of Profit is that the enumerated deductions from amounts received by Tenant be reimbursed to Tenant before Landlord is entitled to its share of amounts received by Tenant. All Profits and the components thereof shall be subject to audit by Landlord or its representatives at reasonable times. Tenant shall deliver to Landlord, upon request, any information reasonably required by Landlord to calculate and/or substantiate the amount of Profits hereunder.

14.6 No Release of Tenant’s Obligations

. No Transfer shall relieve Tenant of its obligation to pay the rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer, provided, however, that if Landlord exercises its termination rights as to the Transfer Space pursuant to this Article 14, Tenant shall be released from any obligations accruing as to such Transfer Space after the effective date of such termination. Consent to one Transfer shall not be deemed to constitute consent to any subsequent Transfer.

14.7 Transfer is Assignment

. If Tenant is a corporation which under the then current guidelines published by the Commissioner of Corporations of the State of California is not deemed a public corporation, or is an unincorporated association or partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership (made other than to an Affiliate or Successor of Tenant) in the aggregate in excess of fifty percent (50%) shall be deemed an Assignment hereunder, but no such Transfer shall be subject to Section 14.3 unless entered into to avoid the provisions of this Article 14. Notwithstanding the preceding sentence, changes in the number and/or identity of constituent partners, members or shareholders of Tenant due to admission of new partners, members or shareholders or withdrawal of existing partners, members or shareholders in the ordinary course of business or due to death or retirement shall not be considered for purposes determining an Assignment hereunder.

14.8 Assumption of Obligations

. Each Transferee, other than Landlord, shall assume all obligations of Tenant under this Lease as to the applicable Transfer Space and shall be and remain liable jointly and severally with Tenant for the payment of the rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the term of this Lease; provided, however, that the Transferee shall be liable to Landlord for rent only in the amount set forth in the Transfer. No Assignment shall be binding on Landlord unless the Transferee or Tenant shall deliver to Landlord a counterpart of the Assignment and an instrument in recordable form which contains a covenant of assumption by the Transferee reasonably satisfactory in substance and form to Landlord consistent with the requirements of this Section 14.8, but the failure or refusal of the Transferee to execute such instrument of assumption shall not release or discharge the Transferee from its liability as set forth above.

14.9 Costs

. Tenant agrees to reimburse Landlord for Landlord’s reasonable costs and attorneys’ fees incurred in connection with the processing and documentation of any requested Transfer whether or not Landlord consents to the Transfer or the same is finally consummated.

15. Project Coordination.

15.1 Right of Entry

. Landlord and its agents and representatives shall have the right, at all reasonable times, and upon prior notice (except in emergencies and to provide regular janitorial service) but in such manner as to cause as little disturbance to Tenant as reasonably practicable, to enter the Premises for purposes of inspection, to post notices of non-responsibility, to protect the interest of Landlord in the Premises, to supply janitorial service and any other services to be provided by Landlord hereunder, to perform all required or permitted work therein, including the erection of scaffolding, props and other mechanical devices for the purpose of making alterations, repairs or additions to the Premises or the Building which are provided for in this Lease or required by law. Except for Tenant’s Secured Areas, locks to the Premises, including interior areas, shall be keyed consistent with the keying system for the Building or copies of the keys therefor shall be placed with Landlord. Tenant may designate certain areas within the Premises to be “Secured Areas” for the purpose of securing certain valuable property or confidential information. Except in emergencies, Landlord may not enter Secured Areas unless Landlord provides Tenant with at least one (1) business day prior written notice of the date and time of such entry, and any such entry shall be subject to escort by a Tenant representative and such reasonable restrictions or conditions as Tenant may designate, provided, however, that nothing in this sentence shall waive or be deemed to waive any right or remedy that Landlord may have in the event of a Tenant default. Subject to compliance with Tenant’s security and compliance procedures, Landlord and its agents and representatives shall also have the right, at all reasonable times and upon at least one (1) business day’s prior notice, to show the Premises to prospective tenants (during the last year of this Lease), lessors of superior leases, mortgagees, prospective mortgagees or prospective purchasers of the Building. Landlord shall minimize any interruption of Tenant’s business operations resulting from any entry to the Premises hereunder, and shall, at its sole cost and expense, repair and restore any damage to the Premises caused by or at the direction of Landlord in exercising such rights, subject to Section 11.6. No such entry shall be construed under any circumstances as a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant, and Tenant hereby waives any claim against Landlord or its agents or representatives for damages for any injury or inconvenience to or interference with, Tenant’s business or quiet enjoyment of the Premises.

15.2 Building and Common Areas

. Provided Landlord does not unreasonably interfere with Tenant’s normal and customary business operations and to the extent that the Tenant Improvements are not damaged, and Tenant is not denied the beneficial use of its Premises, Landlord may: (a) install, repair, replace or relocate pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Premises or the rest of the Building; (b) repair, renovate, alter, expand or improve the Project; (c) make changes to the common areas, including, without limitation, changes in the location, size, shape and number of street entrances, driveways, ramps, entrances, exits, parking spaces, parking areas, loading and unloading areas, halls, passages, stairways and other means of ingress and egress, direction of traffic, landscaped areas and walkways; (d) close temporarily any of the common areas for maintenance purposes as long as reasonable access to the Premises remains available; (e) designate other land outside the boundaries of the Building to be a part of the common areas; (f) add additional buildings and improvements to the common areas; (g) use the common areas while engaged in making additional improvements, repairs or alterations to the Building, or any portion thereof; and (h) do and perform such other acts and make such other changes in, to or with respect to the common areas and Building and other portions of the Project as Landlord may deem appropriate in its good faith business judgment.

15.3 Balconies

. Balconies adjacent to and accessible from the Premises shall be common areas; provided, however, that Tenant shall have an exclusive license (with other tenants, if any, whose premises are adjacent to and accessible from such balconies) to use any such balconies in a manner consistent with a first-class office complex containing balconies, on the terms and conditions set forth herein and subject to all limitations and restrictions on use of the Premises in the Lease. Tenant shall not make any improvements to the balconies. Tenant shall seek Landlord’s advance written consent to all proposed furniture, fixtures, plants or other items of any kind whatsoever which Tenant desires to affix or to place on the balconies. Landlord may withhold its consent to Tenant’s proposed furniture, fixtures, plants or other items in Landlord’s sole discretion, including without limitation, on wholly aesthetic grounds (e.g., as to size, color or design). Tenant shall not be permitted to display any graphics, signs or insignias or the like on the balconies. Landlord shall have the right to make any improvements to the balconies or display any graphics, plants or other items from the balconies which it desires in its sole discretion in connection with overall Project graphics or improvements. Tenant shall permit Landlord access to the balconies at reasonable times, including during Normal Working Hours, for cleaning, general maintenance and plant maintenance. Tenant’s exclusive license to use the balconies shall be revocable, at Landlord’s option, upon any Event of Default.

15.4 Name

. Landlord may adopt any name for the Building and/or the Project and Landlord reserves the right to change the name and/or the address of the Building and/or the Project or any part thereof at any time.

16. Indemnification and Waiver.

16.1 Indemnity by Tenant

. Subject to Section 11.5, Tenant shall indemnify, protect, defend and hold harmless, Landlord, its officers, directors, partners, agents, members, attorneys and employees, and any affiliate of Landlord, including without limitation, any corporations or any other entities controlling, controlled by or under common control with Landlord (collectively, “Landlord Indemnified Parties”), from and against any and all claims, suits, demands, liability, damages and expenses, including attorneys’ fees and costs (collectively, “Indemnified Claims”), arising from or in connection with Tenant’s use or alteration of the Premises or the conduct of its business or from any activity performed or permitted by Tenant in or about the Premises, the Building or any part of the Project during the Term or prior to the Commencement Date if Tenant has been provided access to the Premises, the Building or any part of the Project for any purpose, or arising from any default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from Tenant’s use of the Building Services in excess of their capacity or arising from any other act, neglect, fault or omission of Tenant or any of its officers, agents, directors, members, managers, contractors, employees, subtenants, assignees, licensees or invitees (acting within the scope of their relationship with Tenant), except to the extent of personal injury caused by the negligence or willful misconduct of Landlord, its contractors, agents or employees. If any action or proceeding is brought against any of the Landlord Indemnified Parties in connection with any Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense with counsel approved by Landlord, subject to the reasonable requirements of Tenant’s insurance carrier if defended by same, which approval shall not be unreasonably withheld. Tenant’s obligations under this Section 16.1 shall survive the expiration or earlier termination of this Lease as to any matter arising during the Term.

16.2 Waiver

. As a material part of the consideration to the Landlord for entering into this Lease, Tenant hereby assumes all risk of and releases, discharges and holds harmless Landlord from and against any and all liability to Tenant for damage to property or injury to persons in, upon or about the Premises from any cause whatsoever except that which is caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors (acting within the scope of their relationship with Landlord). Except as otherwise provided in the Lease, in no event shall Landlord be liable to Tenant for any injury to any person in or about the Premises or damage to the Premises or for any loss, damage or injury to any property of Tenant therein or by any malfunction of any utility or other equipment, installation or system, or by the rupture, leakage or overflow of any plumbing or other pipes, including without limitation, water, steam and refrigeration lines, sprinklers, tanks, drains, drinking fountains or similar cause in, about or upon the Premises, the Building or any other portion of the Project except to the extent such loss, damage or injury is caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors (acting within the scope of their relationship with Landlord).

16.3 Indemnity of Tenant

. Notwithstanding the provisions of Sections 16.1 and 16.2 to the contrary, but subject to the limitation on Landlord’s liability set forth in Section 30.17 and subject to Section 11.5, Landlord shall indemnify, protect, defend and hold harmless Tenant, its officers, directors, partners, agents, members, managers, attorneys and employees (collectively, “Tenant Indemnified Parties”), from and against any Indemnified Claims with respect to or arising out of any injury to persons or damage to property located on the Premises or within the Project (including, without limitation, the Premises, Tenant’s property and Tenant’s personnel) (but not for injury to, or interference with, Tenant’s or any Tenant Indemnified Parties’ business or for consequential damages), to the extent such damage or injury arises or results from (i) the gross negligence or willful misconduct of Landlord, its agents or employees (acting within the scope of their relationship with Landlord), and/or (ii) the default by Landlord of any obligations on Landlord’s part to be performed under the terms of this Lease; provided, however, that Landlord’s indemnity shall not apply or extend to any personal injury which is covered by any insurance maintained by Tenant or any Tenant Indemnified Parties (or which would have been covered had Tenant obtained the insurance required under the provisions of this Lease). If any action or proceeding is brought against Tenant or any Tenant Indemnified Parties by reason of any such injury or damage indemnified by Landlord as set forth hereinabove, Landlord, upon notice from Tenant, shall defend the same at Landlord’s expense with counsel approved in writing by Tenant, which approval Tenant shall not unreasonably withhold. Landlord’s obligations under this Section 16.3 shall survive the expiration or earlier termination of this Lease as to any matter arising during the Term.

17. Definition of Landlord.

The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title of the Premises or the lessees under ground leases of the Land or master leases of the Building, if any. In the event of any transfer, assignment or other conveyance of any such title, Landlord herein named (and in case of any subsequent transfer or conveyance, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability for the performance of any covenant or obligation on the part of Landlord contained in this Lease thereafter to be performed. Without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Premises. Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any term or condition of this Lease.

18. Subordination.

18.1 Subordination

. This Lease is subject and subordinate to all mortgages, trust deeds, and ground and underlying leases (the “Underlying Mortgages”) which now exist or may hereafter be executed affecting the Land, Project and/or the Building and to all renewals, modifications, consolidations, replacements and extensions of any such Underlying Mortgages. This clause shall be self-operative and no further instrument of subordination need be required by any mortgagee, ground lessor or beneficiary, affecting any Underlying Mortgage in order to make such subordination effective. Tenant, however, shall execute promptly any certificate or document that Landlord may request to effectuate, evidence or confirm such subordination, and failure to do so shall be an Event of Default under this Lease if such failure is not cured after notice in accordance with Paragraph 22.1(d). Notwithstanding the forgoing, the mortgagee, ground lessor or beneficiary of an Underlying Mortgage may elect, at any time by notice given to Tenant, to subordinate such Underlying Mortgage to this Lease, and no further instrument of subordination shall be required to make such subordination of the Underlying Mortgage effective. Tenant, however, shall execute promptly any certificate or document requested to effectuate, evidence or confirm such subordination, and failure to do so shall be an Event of Default under this Lease if such failure is not cured after notice in accordance with Paragraph 22.1(d). Notwithstanding the foregoing, Landlord shall provide to Tenant within thirty (30) days after execution and delivery of this Lease by Landlord and Tenant, a non-disturbance agreement (“Non-Disturbance Agreement”) from each holder of an existing Underlying Mortgage whose encumbrance or lien affecting the Land, Project and/or Building is superior to the leasehold estate created hereby. The form of any such Non-Disturbance Agreement shall be a commercially reasonable form provided by the holder of each Underlying Mortgage who is required to provide a Non-Disturbance Agreement. Further, notwithstanding anything to the contrary in this Article 18, with respect to any Underlying Mortgage hereafter executed affecting the Project and/or the Premises, this Lease shall be subordinated thereto only if the holder of the Underlying Mortgage enters into a Non-disturbance Agreement.

18.2 Attornment

. If Landlord’s interest in the Building and/or the Land is sold or conveyed upon the exercise of any remedy provided for in any Underlying Mortgage, or otherwise by operation of law: (a) at the election of the new owner, Tenant will attorn to and recognize the new owner as Tenant’s landlord under this Lease, and upon request, Tenant shall enter into a new lease, containing all of the terms and provisions of this Lease, with such new owner for the remaining term hereof, or, at the election of such new owner, this Lease shall automatically become a new lease between Tenant and such new owner, upon the terms and provisions hereof for the remaining term hereof, and Tenant will confirm such attornment and new lease in writing within ten (10) days after request (Tenant’s failure to do so will constitute an Event of Default); and (b) the new owner shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale or conveyance, (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale or conveyance, except if such offset, abatement or reduction of rent is expressly provided for in the Lease, and (iii) liable for the return of any security deposit paid by Tenant except to the extent that the security deposit has actually been paid to such person or entity.

18.3 Notice from Tenant

. Tenant shall give written notice to the holder of any Underlying Mortgage whose name and address have been previously furnished to Tenant of any act or omission by Landlord which Tenant asserts as giving Tenant the right to terminate this Lease or to claim a partial or total eviction or any other right or remedy under this Lease or provided by law. Tenant further agrees that if Landlord shall have failed to cure any default within the time period provided for in this Lease, then the holder of any Underlying Mortgage shall have an additional sixty (60) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such sixty (60) days such holder has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

19. Intentionally Omitted.

20. Surrender of Premises and Removal of Property.

20.1 No Merger

. The voluntary or other surrender of this Lease by Tenant, a mutual cancellation or a termination hereof, shall not constitute a merger, and shall, at the option of Landlord, terminate all or any existing subleases or shall operate as an assignment to Landlord of any or all subleases affecting the Premises.

20.2 Surrender of Premises

. Upon the expiration of the Term, or upon any earlier termination hereof, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as the Premises are now or hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord’s obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises, all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitioning and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and all similar articles of any other persons claiming under Tenant unless Landlord exercises its option to have any subleases or subtenancies assigned to Landlord, and Tenant shall repair all damage to the Premises and the Project resulting from such removal.

20.3 Disposal of Property

. In the event of the expiration of this Lease or other re-entry of the Premises by Landlord as provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease, or within forty-eight (48) hours after a termination by reason of Tenant’s default, shall be considered abandoned and Landlord may remove any or all of such property and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account of, and at the expense and risk of, Tenant. If Tenant shall fail to pay the costs of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant. In the event of such sale, Landlord shall apply the proceeds thereof, first, to the cost and expense of sale, including reasonable attorneys’ fees; second, to the repayment of the cost of removal and storage; third, to the repayment of any other sums which may then or thereafter be due to Landlord from Tenant under any of the terms of this Lease; and fourth, the balance, if any, to Tenant.

21. Holding Over.

In the event Tenant holds over after the expiration of the Term, with the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and not a renewal hereof or an extension for any further term, and such month-to-month tenancy shall be subject to each and every term, covenant and agreement contained herein; provided, however, that Tenant shall pay as Basic Rent during any holding over period, an amount equal to the greater of one-hundred fifty percent (150%) of the fair market value rental rate of the Premises or two times the Basic Rent payable immediately preceding the expiration of the Term. Nothing in this Article 21 shall be construed as a consent by Landlord to any holding over by Tenant and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises upon the expiration of the Term or upon the earlier termination hereof and to assert any remedy in law or equity to evict Tenant and/or collect damages in connection with such holding over.

22. Defaults and Remedies.

22.1 Defaults by Tenant

. The occurrence of any of the following shall constitute a default under this Lease by Tenant (“Event of Default”):

(a) The failure by Tenant to pay the rent or make any other payment required to be made by Tenant under this Lease and Exhibits hereto as and when due where such failure continues for three (3) business days after notice thereof by Landlord to Tenant;

(b) The abandonment of the Premises by Tenant as defined in accordance with Section 1951.3 of the California Civil Code;

(c) The failure by Tenant to observe or perform the provisions of Articles 2 and 8 where such failure continues and is not remedied within two (2) business days after notice thereof from Landlord to Tenant; provided however, if the nature of the default under this Paragraph 22.1(c) does not (i) materially and adversely affect Building Systems or Service Facilities, (ii) materially and adversely affect access to or safety of any premises in the Building, (iii) materially and adversely affect the quiet enjoyment of any other tenant in the Project, or (iv) jeopardize the continued effectiveness of any insurance coverage for the Project, then, if such default cannot reasonably be cured within such two (2) business day period, Landlord shall not be entitled to exercise its remedies under Section 22.2 if within such two (2) business day period Tenant shall commence such cure and thereafter diligently prosecute the same to completion, provided that Tenant shall otherwise be liable to Landlord for such non-performance. If Tenant’s default hereunder is with respect to Alterations referred to in Article 8, Tenant shall be deemed to have remedied its default within such two (2) business day period if Tenant ceases all work on the Alterations within such two (2) business day period and immediately commences (and thereafter diligently prosecutes to completion) the repair of any damage caused and the correction of any changes to the Building Systems, if so required by Landlord, and provided Tenant does not commence any further work on the Alterations until Landlord has fully approved the same in writing;

(d) The failure by Tenant to execute any certificate or document to effectuate, evidence or confirm the subordination of this Lease to an Underlying Mortgage in accordance with Section 18.1 within fifteen (15) days after receipt of a written notice from Landlord of such failure;

(e) The failure by Tenant to observe or perform any other provision of this Lease (other than those addressed by clauses (a) through (d) above) and the Exhibits hereto, including the Rules and Regulations, to be observed or performed by Tenant, where such failure constitutes a material breach of this Lease and continues for thirty (30) days after notice thereof by Landlord to Tenant; provided, however, that if the nature of such default is such that the same cannot reasonably be cured within such thirty (30) day period, Tenant shall not be deemed to be in default if Tenant shall within such period commence such cure and thereafter diligently prosecute the same to completion;

(f) Any action taken by or against Tenant pursuant to any statute pertaining to bankruptcy or insolvency or the reorganization of Tenant (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days); the making by Tenant of any general assignment for the benefit of creditors; the appointment of a trustee or receiver to take possession of all or any portion of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within ninety (90) days; or the attachment, execution, or other judicial seizure of all or any portion of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within ninety (90) days; or

(g) The failure by Tenant to provide any estoppel certificate within the time period required under Section 30.15 below, if such failure continues for an additional ten (10) days after receipt of written notice from Landlord to Tenant specifying such failure and referring to this Paragraph 22.1(g).

22.2 Landlord’s Remedies.

(a) If an Event of Default shall occur, then, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving Tenant written notice of such election to terminate. In the event Landlord shall elect to so terminate this Lease, Landlord may recover from Tenant:

(1) the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(2) the worth at the time of award of any amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(3) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of the award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(5) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

(b) All “rent” (as defined in Section 4.3) shall be computed on the basis of the monthly amount thereof payable on the date of Tenant’s default, as the same are to be adjusted thereafter as contemplated by this Lease. As used in subparagraphs (1) and (2) above, the “worth at the time of award” is computed by allowing interest in the per annum amount equal to the prime rate of interest or other equivalent reference rate from time to time announced by the Bank of America National Trust and Savings Association (the “Reference Rate”) plus two percent (2%), but in no event in excess of the maximum interest rate permitted by law. As used in subparagraph (3) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(c) If Landlord elects to terminate this Lease as a result of Tenant’s Event of Default, on the expiration of the time stated in Landlord’s notice to Tenant given under Paragraph (a) above, this Lease and the Term hereof, as well as all of the right, title and interest of Tenant hereunder, shall wholly cease and expire and become void in the same manner and with the same force and effect (except as to Tenant’s liability) as if the date fixed in such notice were the date herein specified for expiration of the term of this Lease. Thereupon, Tenant shall immediately quit and surrender to Landlord the Premises, and Landlord may enter into and repossess the Premises by summary proceedings, detainer, ejectment or otherwise, and remove all occupants thereof and, at Landlord’s option, any property thereon without being liable for any damages therefor.

(d) If an Event of Default shall occur, in addition, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Therefore, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(e) If an Event of Default shall occur, Landlord shall also have the right, without terminating this Lease, to re-enter the Premises and remove all persons and property therefrom by summary proceedings or otherwise; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

(f) In the event of the abandonment of the Premises by Tenant, or in the event that Landlord elects to re-enter as provided in Paragraph (e) above or takes possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, and if Landlord does not elect to terminate this Lease, then Landlord may from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms and at such rent and upon such other terms and conditions as Landlord reasonably may deem advisable, with the right to make alterations and repairs to the Premises. In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied: First, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any cost of such reletting (including, but not limited to, leasing commissions, tenant improvement costs and rent concessions such as free rent); third, to the payment of the cost of any alterations and repairs to the Premises; fourth, to the payment of rent due and unpaid hereunder; and the remainder, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of rent hereunder, be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

22.3 Re-Entry Not Termination

. No re-entry or taking possession of the Premises by Landlord pursuant to this Article 22 shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default of Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

22.4 Right of Landlord to Injunction; Cumulative Remedies

. In the event of a breach by Tenant of any of the agreements, conditions, covenants or terms hereof, Landlord shall have the right of injunction to restrain the same and the right to invoke any remedy allowed by law or in equity whether or not other remedies, indemnity or reimbursements are herein provided. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others; provided, however, no double recovery shall be permitted.

22.5 No Jury Trial

. Landlord and Tenant hereby waive their respective right to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding and/or hearing brought by either Landlord against Tenant or Tenant against Landlord on any matter whatsoever arising out of, or in any way connected with, this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any law, statute, or regulation, emergency or otherwise, now or hereafter in effect.

22.6 Waiver of Consequential Damages

. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor Tenant shall be liable under any circumstances for, and each hereby releases the other from all liability for, consequential damages and injury or damage to, or interference with, the other party’s business, including, but not limited to, loss of title to the Premises or any portion thereof, loss of profits, loss of business opportunity, loss of goodwill or loss of use, in each case however occurring, other than those consequential damages incurred by Landlord in connection with a holdover in the Premises by Tenant after the expiration or earlier termination of this Lease or incurred by Landlord in connection with failure by Tenant to provide an estoppel certificate as required under the provisions of this Lease.

22.7 Definition of Tenant

. The term “Tenant” shall be deemed to include all persons or entities named as Tenant under this Lease, or each and every one of them. If any of the obligations of Tenant hereunder is guaranteed by another person or entity, the term “Tenant” shall be deemed to include all of such guarantors and any one or more of such guarantors. If this Lease has been assigned, the term “Tenant” shall be deemed to include both the assignee and the assignor.

23. Covenant Against Liens.

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Project or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Notwithstanding anything to the contrary contained in this Lease, including, without limitation, Article 14, Tenant shall not voluntarily create or permit any lien or encumbrance on Tenant’s leasehold hereunder. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises, or any portion thereof, with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises (including, without limitation, in connection with any Alterations) and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed within five (5) days after notice of such lien is delivered by Landlord to Tenant, Landlord may, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any of its obligations, immediately post a bond or otherwise release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

24. Interest on Tenant’s Obligations; Late Charges.

24.1 Interest

. Any amount due from Tenant to Landlord which is not paid when due shall bear interest at the lesser of two percent (2%) in excess of the Reference Rate (as defined in Paragraph 22.2(b)) or the maximum rate per annum which Landlord is permitted by law to charge, from the date such payment is due until paid, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.

24.2 Late Charge

. If Tenant is late in paying any amount of rent due under this Lease and does not pay such rent within five (5) days after receiving notice thereof, then Tenant shall pay Landlord a late charge equal to three percent (3%) of each delinquent amount of rent and any subsequent delinquent amount of rent. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing each delinquent payment of rent by Tenant and that such late charge shall be paid to Landlord as liquidated damages for each delinquent payment pursuant to California Civil Code Section 1671, but the payment of such late charge shall not excuse or cure any default by Tenant under this Lease. The parties further agree that the payment of late charges and the payment of interest provided for in Section 24.1 are distinct and separate from one another in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of a late charge is to compensate Landlord for the additional administrative expense incurred by Landlord in handling and processing delinquent payments, but excluding attorneys’ fees and costs incurred with respect to such delinquent payments.

25. Quiet Enjoyment.

Landlord represents and warrants that Tenant, until an Event of Default by Tenant has occurred, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term without hindrance or molestation of anyone lawfully claiming by, through or under Landlord, subject, however, to the provisions of this Lease and to any Underlying Mortgage (to the extent this Lease is subordinate thereto, and subject to the terms of any Non-Disturbance Agreement in favor of Tenant).

26. Parking Facilities.

Landlord shall provide and Tenant shall rent for the entire Term parking passes for fifty-one (51) automobiles in the Parking Garage, subject to parking rules and regulations as Landlord or Landlord’s operator or licensee may establish from time to time. Landlord shall have the right to provide parking for the Project at off-site locations other than the Parking Garage (without relocating Tenant’s passes for the Parking Garage as specified above), and in such event, said off-site parking areas shall be deemed part of the Project for purposes of this Lease. Landlord shall have the right to change, delete or modify such off-site parking areas and to reconfigure the parking areas in the Parking Garage. The Parking Garage shall be operated during Normal Business Hours Monday through Friday to provide parking for visitors to the Project at prevailing market rates, and the amount of such visitor parking shall not be less than that required by applicable codes, rules or regulations or governmental authorities having jurisdiction. In addition, Tenant shall have the right to validation parking upon terms and conditions and subject to rules and regulations reasonably established from time to time by Landlord or Landlord’s operator or licensee. The parking passes under this Article 26 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, except in connection with a Transfer permitted or consented to pursuant to Article 14, and such passes are used by the personnel of such Transferee.

Tenant shall pay rent for the parking passes under this Article 26 throughout the initial Lease Term at the following rates:

Year 1: $165.00 per pass per month
Year 2: $169.95 per pass per month
Year 3: $175.05 per pass per month
Year 4: $180.30 per pass per month
Year 5: $185.71 per pass per month
Year 6: $191.28 per pass per month
Year 7: $197.02 per pass per month
Year 8: $202.93 per pass per month
Year 9: $209.02 per pass per month
Year 10: $215.29 per pass per month

27. Brokers.

Landlord and Tenant each represents and warrants to the other that it has not had any contact or dealings with any person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, [other than a commission to Maguire Properties Services, Inc. under a separate brokerage services agreement with Landlord, which commission Landlord shall pay]. Tenant shall indemnify, hold harmless and defend Landlord from and against any liability arising from a breach of such representation and warranty by Tenant. Landlord shall indemnify, hold harmless and defend Tenant from and against any liability arising from a breach of such representation and warranty by Landlord.

28. Rules and Regulations.

The “Rules and Regulations” attached hereto as Exhibit “E” are hereby incorporated herein and made a part of this Lease. Tenant agrees to abide by and comply with each and every one of said Rules and Regulations and any reasonable and non-discriminatory amendments, modifications and/or additions thereto as may hereafter be adopted by Landlord for the safety, care, security, good order and cleanliness of the Premises, the Building, the Parking Garage, or any other portion of the Project. Provided Tenant’s rights under this Lease are not materially and adversely affected, Landlord shall have the right to amend, modify or add to the Rules and Regulations in its sole discretion. Landlord shall enforce the Rules and Regulations in a non-discriminatory manner, provided that Landlord shall not be liable to Tenant for any violation of any of the Rules and Regulations by any other tenant, contractor or invitee or for the failure of Landlord to enforce any of the Rules and Regulations. In the event of any conflict between the Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control. To the extent that the Rules and Regulations attached as Exhibit “E” are contrary to, or inconsistent with, the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not enforce, modify or amend the Rules and Regulations in an unreasonable manner or in a manner which would unreasonably interfere with normal and customary office business operations permitted under Section 2.1.

29. Directory Board and Signage.

29.1 Directory Board

. During the Term, Tenant shall have the right to designate one (1) name (each a department or individual) per thousand square feet of Rentable Area in the Premises occupied by Tenant for placement on the directory board in the lobby of the Building and any other common directory board which may be available for use by office tenants of the Building. Landlord shall have the option to maintain, in place of any such directory board, a computerized directory with display screen which has the capacity to accommodate Tenant’s designation of names as set forth above.

29.2 Signage

. Tenant shall be permitted to install, at its own expense, appropriate signage containing Tenant’s name (a) on or above entrance doors to the Premises, (b) provided that at all times Tenant leases all of the Rentable Area on individual floors of the Premises, on the walls of the elevator lobbies and adjacent to entrance doors on each floor of the Premises leased solely by Tenant. Any such signage will be designed and constructed in a manner complying with Building standard signage and graphics criteria and Applicable Laws, including without limitation the Americans with Disabilities Act (“ADA”) and City rules and regulations, and shall be subject to Landlord’s prior approval which approval shall not be unreasonably withheld, conditioned or delayed. If, at any time, Tenant does not lease all of the Rentable Area on any floor of the Premises hereunder, Tenant’s rights under this Section 29.2 to install and maintain signage on the walls of the elevator lobbies within such floor shall thereupon terminate, and Tenant shall promptly remove all such signage and repair and restore the walls to their prior condition, at Tenant’s expense.

30. General Provisions.

30.1 No Waiver

. The waiver by Landlord or Tenant of any breach of any term, provision, covenant or condition contained in this Lease, or the failure of Landlord or Tenant to insist on the strict performance by the other, shall not be deemed to be a waiver of such term, provision, covenant or condition as to any subsequent breach thereof or of any other term, covenant or condition contained in this Lease. The acceptance of rents hereunder by Landlord shall not be deemed to be a waiver of any breach or default by Tenant of any term, provision, covenant or condition herein, regardless of Landlord’s knowledge of such breach or default at the time of acceptance of rent.

30.2 Landlord’s Right to Perform

. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole expense and without abatement of rent except as otherwise provided in this Lease. If Tenant shall fail to observe and perform any covenant, condition, provision or agreement contained in this Lease or shall fail to perform any other act required to be performed by Tenant, Landlord may, upon notice to Tenant affording Tenant reasonable opportunity to cure, and if Landlord reasonably deems it necessary based on a potential detrimental effect on Landlord’s interests, the Project or any portion thereof, without obligation, and without waiving or releasing Tenant from any default or obligations of Tenant, make any such payment or perform any such obligation on Tenant’s part to be performed. All sums so paid by Landlord and all costs incurred by Landlord in making such payment or performing such obligation or enforcing this Lease, including attorneys’ fees, together with interest thereon in a per annum amount equal to two percent (2%) in excess of the Reference Rate (as defined in Paragraph 22.2(b), but not in excess of the maximum rate permitted by law, shall be payable to Landlord on demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy hereunder) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of rent.

30.3 Terms; Headings

. The words “Landlord” and “Tenant” as used herein shall include the plural, as well as the singular. The words used in neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter. If there is more than one tenant, the obligations hereunder imposed upon Tenant shall be joint and several. The headings or titles of this Lease shall have no effect upon the construction or interpretation of any part hereof.

30.4 Entire Agreement

. This instrument, and that certain side letter agreement re: Cash Flow Participation (“Side Letter”) between Landlord and Tenant of even date herewith, along with any exhibits and attachments or other documents affixed hereto constitute the entire and exclusive agreement between Landlord and Tenant with respect to the Premises and the estate and interest leased to Tenant hereunder. This instrument and said exhibits and attachments and other documents may be altered, amended, modified or revoked only by an instrument in writing signed by both Landlord and Tenant. Landlord and Tenant hereby agree that all prior or contemporaneous oral and written understandings, agreements or negotiations relative to the leasing of the Premises are merged into and revoked by this instrument and the Side Letter.

30.5 Successors and Assigns

. Subject to the provisions of Article 14 relating to Assignment and Sublease, this Lease (including the Side Letter) is intended to and does bind the heirs, executors, administrators and assigns of any and all of the parties hereto.

30.6 Notices

. All notices, consents, approvals, requests, demands and other communications (collectively “notices”) which Landlord or Tenant are required or desire to serve upon, or deliver to, the other shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or by personal delivery, to the appropriate address indicated below, or at such other place or places as either Landlord or Tenant may, from time to time, designate in a written notice given to the other. If the term “Tenant” in this Lease refers to more than one person or entity, Landlord shall be required to make service or delivery, as aforesaid, to any one of said persons or entities only. Notices shall be deemed sufficiently served or given at the time of personal delivery or three (3) days after the date of mailing thereof; provided, however, that any notice of default to Tenant under Article 22 shall be hand-delivered to the Premises. Any notice, request, communication or demand by Tenant to Landlord shall be addressed to the Landlord at the Office of the Building with a copy to Paul S. Rutter, Esq., Gilchrist & Rutter Professional Corporation, 1299 Ocean Avenue, Suite 900, Santa Monica, California 90401, and if requested in writing by the Landlord, given or served simultaneously to the Landlord’s mortgagee at the address specified in such request. Any notice, request, communication or demand by Landlord to Tenant shall be addressed to:

Maguire Properties, L.P.
333 South Grand Avenue, Suite 400
Los Angeles, CA 90071
Fax: 213-533-5100

(and after the Commencement Date, to the Premises)

and in the case of any notice pertaining to a certificate under Section 33.14, Non-Disturbance Agreements or Events of Default with a copy to:

Mark Lammas, Esq.
333 South Grand Avenue, Suite 400
Los Angeles, CA 90071
Fax: 213-533-5100

Rejection or other refusal to accept a notice, request, communication or demand or the inability to deliver the same because of a changed address of which no notice was given shall be deemed to be receipt of the notice, request, communication or demand sent.

30.7 Severability

. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party hereunder, shall be held invalid or unenforceable to any extent, the remaining terms, conditions and covenants of this Lease shall not be affected thereby and each of said terms, covenants and conditions shall be valid and enforceable to the fullest extent permitted by law.

30.8 Time of Essence

. Time is of the essence of this Lease and each provision hereof in which time of performance is established.

30.9 Governing Law

. This Lease shall be governed by, interpreted and construed in accordance with the laws of the State of California.

30.10 Attorneys’ Fees

. If any action or proceeding (including any appeal thereof) is brought by Landlord or Tenant (whether or not such action is prosecuted to judgment) to enforce its respective rights under this Lease or to enforce a judgment (“Action”), (1) the unsuccessful party therein shall pay all costs incurred by the prevailing party therein, including reasonable attorneys’ fees and costs to be fixed by the court, and (2) as a separate right, severable from any other rights set forth in this Lease, the prevailing party therein shall be entitled to recover its reasonable attorneys’ fees and costs incurred in enforcing any judgment against the unsuccessful party therein, which right to recover post-judgment attorneys’ fees and costs shall be included in any such judgment. The parties hereto hereby waive any right to a trial by jury. The right to recover post-judgment attorneys’ fees and costs shall (i) not be deemed waived if not included in any judgment, (ii) survive the final judgment in any Action, and (iii) not be deemed merged into such judgment. The rights and obligations of the parties under this Section 30.10 shall survive the termination of this Lease.

30.11 Light and Air

. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building or any other portion of the Project shall in no manner affect this Lease or impose any liability whatsoever on Landlord.

30.12 Bankruptcy Prior to Commencement

. If, at any time prior to the Commencement Date, any action is taken by or against Tenant in any court pursuant to any statute pertaining to bankruptcy or insolvency or the reorganization of Tenant, Tenant makes any general assignment for the benefit of creditors, a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets or of Tenant’s interest in this Lease, or there is an attachment, execution or other judicial seizure of substantially all of Tenant’s assets or of Tenant’s interest in this Lease, then this Lease shall ipso facto be canceled and terminated and of no further force or effect. In such event, neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of any order of any court shall be entitled to possession of the Premises or any interest in this Lease and Landlord shall, in addition to any other rights and remedies under this Lease, be entitled to retain any rent, security deposit or other monies received by Landlord from Tenant as liquidated damages.

30.13 Force Majeure

. Neither Landlord nor Tenant shall not be liable for any failure to comply or delay in complying with its obligations hereunder if such failure or delay is due to acts of God, inability to obtain labor, strikes, or lockouts (except as each of the foregoing may be caused by the claiming party’s acts or omissions, such as violation of a collective bargaining agreement), lack of materials, changes in law (including the adoption of legislation, ordinances, initiatives or referenda and the issuance of any court order), enemy actions, acts of terrorism, civil commotion, riot, insurrection, war, fire, earthquake, unavoidable casualty or other similar causes beyond the claiming party’s reasonable control and not caused by the claiming party’s negligence or willful misconduct (all of which events are herein referred to as “force majeure” events); provided however, nothing in this section shall excuse Tenant from its obligation to timely pay rent (except where this Lease specifically provides for rent abatement, Tenant shall receive an abatement of rent), and provided, further, that the claiming party shall use commercially reasonable efforts to overcome or mitigate the effect of each force majeure event. It is expressly agreed that Landlord shall not be obliged to settle any strike to avoid a force majeure event from continuing.

30.14 Applicable Laws

. Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now or hereafter in effect including without limitation the Americans with Disabilities Act of 1990 (“Applicable Laws”). Subject to the provisions of Section 3.3 and Section 30.14(c), (a) any costs of compliance with Applicable Laws related to the Tenant Improvements installed by or for Tenant shall be the sole responsibility of Tenant, (b) Landlord shall be responsible for compliance with the all Applicable Laws with respect to areas of the Project not within the premises of individual tenants, except for compliance measures required due to a particular tenant’s use, occupancy, repair or alteration, for which the individual tenant involved shall be responsible and (c) Landlord, and not Tenant, shall be responsible for making changes to the Base Building Improvements or the Building Systems in order to comply with Applicable Laws (provided the costs incurred in connection with such changes may be included in the Operating Expenses in accordance with and to the extent permitted by the terms of Article 5) unless such changes are required due to Tenant’s particular use, occupancy, repair or alteration of the Premises (as opposed to use, occupancy, repair or alteration for normal or customary office purposes by tenants generally). Landlord represents to Tenant that Landlord has received a certificate of occupancy for the Building, and that to the best knowledge of Landlord the Building has been constructed in compliance with all Applicable Laws existing, effective and enforced with respect to the Project at the time of construction; provided that the foregoing representation shall not apply to a failure to comply with any Applicable Law where such failure results from a reasonable misinterpretation or misunderstanding of such laws caused by an ambiguity in such laws or their applicability to the Project.

30.15 Estoppel Certificates

. Tenant and Landlord shall at any time and from time to time upon not less than fifteen (15) days prior notice by the other Party, execute and deliver to the requesting Party a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Basic Rent, Additional Rent and other charges have been paid in advance, if any, stating whether or not to the best knowledge of the certifying Party, the requesting Party is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the certifying Party may have knowledge and containing any other information and certifications which reasonably may be requested by the requesting Party or its lenders or Affiliates. Any such statement delivered pursuant to this Section 30.15 may be relied upon by any prospective purchaser of the fee of the Building or the Project or any mortgagee, ground lessor or other like encumbrancer thereof or any assignee of any such encumbrancer upon the Building or the Project or any assignee, sublessee, purchaser or lender of or to Tenant. Failure of the certifying Party to timely execute and deliver such a statement shall constitute acceptance and acknowledgement by the certifying Party that all information included in the statement provided by the requesting Party is true and correct.

30.16 Examination of Lease

. The submission of this instrument for examination or signature by Tenant, Tenant’s agents or attorneys, does not constitute a reservation of, or an option to lease, and this instrument shall not be effective or binding as a lease or otherwise until its execution and delivery by both Landlord and Tenant.

30.17 Partner Liability

. Tenant acknowledges that Landlord is a limited liability company formed under the laws of the State of California. Tenant agrees that, in any action arising out of or relating to the performance of this Lease, Tenant will proceed only against Landlord or its successors and assigns and not against any manager or member of Landlord (or in any entity to which Landlord may assign this Lease), or any of such manager’s or member’s directors, officers, employees, agents, shareholders, partners, managers, members or affiliates. Notwithstanding anything in this Lease or any law to the contrary, the liability of Landlord hereunder (including any successor landlord hereunder) and any recourse by Tenant against Landlord shall be limited solely to the interest of Landlord in the Project and to the other assets of Landlord (but not of its constituent members) and neither Landlord, nor any of its constituent partners, subpartners, managers or members, nor any of their respective affiliates, partners, managers, ,members, directors, officers, employees, agents or shareholders shall have any personal liability therefor, and Tenant, for itself and all persons claiming by, through or under Tenant, expressly waives and releases Landlord and such related persons and entities from any and all personal liability. The provisions of this Section 30.17 are enforceable by both Landlord and any member or manager of Landlord, and shall survive the expiration or earlier termination of this Lease.

30.18 No Discrimination

. Tenant covenants by and for itself, its successors, heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of age, race, color, creed, sex, sexual orientation, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

30.19 Execution by Corporation

. If Tenant is a corporation, then the persons executing this Lease on behalf of Tenant represent and warrant to Landlord that they are duly authorized to execute and deliver this Lease on Tenant’s behalf in accordance with a duly adopted resolution of the board of directors of Tenant, a copy of which is to be delivered to Landlord on execution hereof, and in accordance with the Bylaws of Tenant, and that this Lease is binding upon Tenant in accordance with its terms.

30.20 Arbitration

. The submittal of all matters to arbitration in accordance with the terms of this Section 30.20 is the sole and exclusive method, means and procedure to resolve any and all claims, disputes or disagreements arising under this Lease, including, but not limited to any defaults by Landlord, or any defaults by Tenant, except for (i) disputes for which a different resolution determination is specifically set forth in this Lease, including disputes as to the Fair Market Rental Rate, (ii) all claims by either party which (A) seek anything other than enforcement of rights under this Lease, or (B) are primarily founded upon matters of fraud, willful misconduct, bad faith or any other allegations of tortious action, and seek the award of punitive or exemplary damages, or (C) seek injunctive relief in order to protect against an irreparable injury, and (iii) claims relating to Landlord’s exercise of any unlawful detainer rights pursuant to California law or rights or remedies used by Landlord to gain possession of the Premises or terminate Tenant's right of possession to the Premises, which disputes shall be resolved by suit filed in the Superior Court of Los Angeles County, California, the decision of which court shall be subject to appeal pursuant to applicable law. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the terms of this Section 30.20 and all attempts to circumvent the terms of this Section 30.20 shall be absolutely null and void and of no force or effect whatsoever. As to any matter submitted to arbitration (except with respect to the payment of money) to determine whether a matter would, with the passage of time, constitute a default, such passage of time shall not commence to run until any such affirmative arbitrated determination, as long as it is simultaneously determined in such arbitration that the challenge of such matter as a potential Tenant default was made in good faith. As to any matter submitted to arbitration with respect to the payment of money, to determine whether a matter would, with the passage of time, constitute a default, such passage of time shall not commence to run in the event that the party which is obligated to make the payment does in fact make the payment to the other party. Such payment can be made “under protest,” which shall occur when such payment is accompanied by a good faith notice stating the reasons that the party has elected to make a payment under protest. Such protest will be deemed waived unless the subject matter identified in the protest is submitted to arbitration as set forth in this Section 30.20.

(a) The party desiring arbitration hereunder shall give written notice thereof to the other specifying the dispute to the arbitrated. Within ten (10) days after the date on which the arbitration procedure is invoked as provided in this Lease, each party shall appoint an Experienced Arbitrator and notify the other party of the Experienced Arbitrator’s name and address. For purposes of this Section 30.20, an “Experienced Arbitrator” is defined as a licensed lawyer who has been active over the ten (10) year period ending on the date of such appointment in the leasing of first-class office projects, but who has at no time ever represented or acted on behalf of any of the parties. The party who selects the Experienced Arbitrator may not consult with (except in the presence of, and with the agreement of, the other party) such Experienced Arbitrator, directly or indirectly, before or after his or her selection, to determine such Experienced Arbitrator’s position on the issue which is the subject of the dispute or with respect to any other matter directly or indirectly pertaining to the issues which are the subject of the arbitration. If any party fails to so appoint an Experienced Arbitrator and notify the other party of such Experienced Arbitrator’s name and address, an Experienced Arbitrator shall be appointed pursuant to the same procedure that is followed when agreement cannot be reached as to the third Experienced Arbitrator. Within ten (10) days after the appointment of the second Experienced Arbitrator and notice to the other party of such Experienced Arbitrator’s name and address, the two (2) Experienced Arbitrators so appointed shall appoint a third Experienced Arbitrator as described above and shall notify both parties of the third Experienced Arbitrator’s name and address. If the three (3) Experienced Arbitrators to be so appointed are not appointed within thirty (30) days after the date the arbitration procedure is invoked as provided in this Lease, then the final Experienced Arbitrator shall be appointed as quickly as possible by any court of competent jurisdiction, by any licensing authority, agency or organization having jurisdiction over such lawyers, by any professional association of lawyers in existence for not less than ten (10) years at the time of such dispute or disagreement and the geographical membership boundaries of which extend to the County of Los Angeles or by any arbitration association or organization in existence for not less than ten (10) years at the time of such dispute or disagreement and the geographical boundaries of which extend to the County of Los Angeles. Any such court, authority, agency, association or organization shall be entitled either to directly select such third lawyer or to designate in writing, delivered to each of the parties, an individual who shall do so. The Experienced Arbitrator or Experienced Arbitrators so selected shall furnish Landlord and Tenant with a written decision within thirty (30) days after the date of selection of the last of the Experienced Arbitrators to be so selected. Any decision so submitted shall be signed by a majority of the Experienced Arbitrators. In the event of any subsequent vacancies or inabilities to perform among the Experienced Arbitrators appointed, the Experienced Arbitrator or Experienced Arbitrators involved shall be replaced in accordance with the provisions of this Section 30.20 as if such replacement was an initial appointment to be made under this Section 30.20 within the time constraints set forth in this Section 30.20, measured from the date of notice of such vacancy or inability to the person or persons required to make such appointment, with all the attendant consequences of failure to act timely if such appointment person is a party hereto. In designating Experienced Arbitrators and in deciding the dispute, the Experienced Arbitrators shall utilize their utmost skill and act diligently in accordance with the Commercial Rules of Arbitration then in force of the American Arbitration Association, subject, however, to such limitations as may be placed upon them by the provisions of this Lease.

(b) The Experienced Arbitrators appointed pursuant to this Section 30.20 shall (i) enforce and interpret the rights and obligations set forth in the Lease to the extent not prohibited by law, (ii) fix and establish any and all rules as it shall consider appropriate in its sole and absolute discretion to govern the proceedings before it, including any and all rules of discovery, procedure and/or evidence, and (iii) make and issue any and all orders, final or otherwise, and any and all awards, as a court of competent jurisdiction sitting at law or in equity could make and issue and as it shall consider appropriate in its sole and absolute discretion, including the awarding of monetary damages (but shall not award consequential damages to either party and shall not award punitive damages except in situations involving knowing fraud or egregious conducted condoned by, or performed by, the person who, in essence, occupies the position which is the equivalent of the chief executive officer of the party against whom damages are to be awarded), and the awarding of reasonable attorneys’ fees and costs to the prevailing party as determined by the Experienced Arbitrators in their sole discretion, and the issuance of injunctive relief. If the party against whom the award is issued complies with the award within the time period established by the Experienced Arbitrators, then no event of default will be deemed to have occurred, unless the event of default pertained to the non-payment of money by either party, and such party failed to make such payment under protest.

(c) The decision of the Experienced Arbitrators shall be final and binding, may be confirmed and entered by any court of competent jurisdiction at the request of any party and may not be appealed to any court of competent jurisdiction or otherwise except upon a claim of fraud on the part of the Experienced Arbitrators, or on the basis of a mistake as to the applicable law. The Experienced Arbitrators shall retain jurisdiction over any dispute until its award has been implemented, and judgment on any such award may be entered in any court having appropriate jurisdiction.

(d) Subject to the last three sentences of the first paragraph of this Section 30.20, neither party shall be in default hereunder with respect to any provision hereof during the time period commencing as of the initial notice of desire to arbitrate and ending on the date of resolution by the Experienced Arbitrators; provided, however, that during said period each party shall continue to make all payments of money required by this Lease and shall otherwise perform all duties and obligations required to be performed by such party under this Lease and, with respect to the issue under arbitration, shall maintain the status quo.

30.21 Survivability

. In the event that Landlord or Tenant lawfully terminate this Lease, the provisions of this Lease shall otherwise remain in effect to the extent necessary to allow Landlord and Tenant to enforce rights and obligations accruing prior to the termination of this Lease and attributable to the period of time prior to the termination of this Lease.

30.22 Payment

. Whenever Tenant or Landlord is required to make a payment to the other on demand under this Lease, or if no specific time period is set forth, such payment shall be due thirty (30) days after written demand.

30.23 Satellite Dish

. Tenant shall have the right to install one (1) satellite dish on the roof of the Building, subject to and in accordance with the Rooftop Satellite Dish License Agreement attached hereto as Exhibit “F.”

30.24 Demised Premises

. Within thirty (30) days after receipt of a notice from Tenant that it elects to have its Premises demised separately from the remaining space on the floor (“Demise Notice”), Landlord at its sole cost and expense shall commence to cause the Premises to be separately demised by installing demising walls, corridors, entrance and exit doors and shall finish the elevator lobby, corridor and demising walls to the extent visible from outside the Premises with building standard materials comparable to those used on the third floor of the Building and shall finish the interior (facing the inside of Tenant’s Premises) side of the corridor walls and demising walls using building standard materials and finishes that are comparable to the then existing finishes in Tenant’s Premises (“Demising Work”). Once commenced, Landlord shall cause the Demising Work to be completed as soon as reasonably possible and shall perform such Demising Work after 6:00 p.m. and before 6:00 a.m. on weekdays and on Saturday and Sunday to cause as little interference with Tenant’s business operations as possible. Tenant may not send the Demise Notice unless (i) Robert F. Maguire III is no longer a senior executive of Tenant or (ii) Robert F. Maguire III no longer owns at least fifteen percent (15%) of the direct or indirect interests in Tenant.

[Signatures on Following Page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date set forth in the first paragraph above.

LANDLORD:

MAGUIRE PARTNERS - 1733 OCEAN, LLC,
a California limited liability company

By:	MP-1733 OCEAN MANAGER I, INC.,
a California corporation
Its Manager

	By:	/s/ Robert F. Maguire III
Name: Robert F. Maguire III
Title: President

TENANT:

MAGUIRE PROPERTIES, L.P.,
a Maryland limited partnership

By:	MAGUIRE PROPERTIES, INC.,
a Maryland corporation
Its General Partner

	By:	/s/ Richard I Gilchrist
Name: Richard I Gilchrist
Title: Co-CEO and President